UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): February 19th, 2008

BIO-PATH HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Utah	333-105075	87-0652870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3293 Harrison Boulevard, Suite 230

Ogden, Utah 84403

(Address of principal executive offices) (Zip Code)

801-399-5500

(Registrant’s telephone number, including area code)

Ogden Golf Co. Corporation

1661 Lakeview Circle

                                 Ogden, UT 84403

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Reverse Merger Transaction; Acquisition of Bio-Path Financial Lenders, Inc.

Pursuant to an Agreement and Plan of Merger and Reorganization dated September 27, 2007 (the “Merger Agreement”), by and among Ogden Golf Co. Corporation (the “Company”), Bio-Path Acquisition Corp, a Utah corporation (“Merger Sub”) and wholly owned subsidiary of the Company, and Bio-Path, Inc., a Utah corporation (“Bio-Path”), Merger Sub merged with and into Bio-Path, with Bio-Path remaining as the surviving entity and a wholly owned operating subsidiary of the Company. This transaction is referred to throughout this report as the “Merger.” The Merger was effective as of the close of business on February 14, 2008, upon the filing of articles of merger with the Utah Division of Corporations.

Bio-Path was formed to finance and facilitate the development of novel cancer therapeutics.

At the effective time of the Merger, the legal existence of Merger Sub ceased and all of the 1,000 shares of Merger Sub common stock that were outstanding immediately prior to the Merger were cancelled, with one share of Bio-Path common stock issued to the Company. Simultaneously, the former shareholders of Bio-Path common stock received an aggregate of 38,023,578 shares of the Company’s common stock, representing approximately 91.35% of the Company’s common stock outstanding immediately after the Merger. The holders of the outstanding shares of common stock of Bio-Path immediately before the Merger received 2.20779528 shares of Ogden Golf common stock for each share of Bio-path common stock beneficially owned.

The Merger represents a change in control of the Company inasmuch as greater than 50% of the issued and outstanding voting stock of Company on a post-Merger basis is now held by the former shareholders of Bio-Path capital stock. As of the date of this report, there are 41,623,580 shares of the Company’s common stock outstanding.

The Merger Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2007, and is incorporated herein by this reference. The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the Merger Agreement.

In connection with the Merger transaction, Ogden Golf amended its Articles of Incorporation to (i) change its name from Ogden Golf Co. Corporation to Bio-Path Holdings, Inc.; and (ii) increase its authorized shares of common stock from 100,000,000 to 200,000,000 and its authorized shares of preferred stock from 5,000,000 to 10,000,000. Throughout this Form 8-K the “Company” means Bio-Path Holdings, Inc. (formerly know as Ogden Golf Co. Corporation). Reference to “we”, “us” and “our” sometimes means the Company and our wholly-owned subsidiary, Bio-Path, Inc.

Following the Merger, Bio-Path Holdings, Inc. (formerly Ogden Golf) is now a holding company and owns Bio-Path as a wholly owned subsidiary. Bio-Path will continue with its current biotechnology business plan following the Merger.

Shareholder Approval

The Company’s Board of directors and Majority Shareholders approved by written consent the following proposals (“Transaction Proposals” or “Proposals”):

•	a proposal to enter into and consummate the Merger Agreement (the “Merger Proposal”);

•	a proposal to amend our Articles of Incorporation to change our name to Bio-Path Holdings, Inc. (“Name Change Proposal”);

•

a proposal to amend our Articles of Incorporation to (i) increase our authorized shares of common stock from 100,000,000 to 200,000,000; and (ii) increase our authorized shares of preferred stock from 5,000,000 to 10,000,000 (“Increased Capital Proposal”);

•	the election of the following members to our Board of Directors: Peter Nielsen, Douglas P. Morris and Thomas Garrison, MD (“Board Election Proposal”); and

•	a proposal to adopt a Stock Incentive Plan (“Stock Incentive Plan Proposal”).

The Transaction Proposals were approved by the Majority Shareholders by written Consent in lieu of a meeting of shareholders. At the record date, December 1, 2007, we had 2,760,909 shares of common stock issued and outstanding and no shares of preferred stock outstanding. Each share of common stock entitles its holder to one vote on each matter submitted to the Shareholders. We obtained the written consent of the holders of 1,792,500 shares of our common stock, approximately 65% (“Majority Shareholders”) on each of the Transaction Proposals and accordingly, no further vote was required.

The Company is not currently subject to the proxy rules under the Securities Exchange Act of 1934, as amended and therefore, no information statement was filed with the Securities and Exchange Commission. However, the Company prepared and distributed an information statement to its shareholders on January 9, 2008 to provide information about the Merger and the Transaction Proposals.

Description of Business of Bio-Path

Bio-Path was incorporated in the State of Utah on May 10, 2007 and is a development stage company formed to finance and facilitate the development of novel cancer therapeutics. Bio-Path was formed to raise capital to acquire licenses for drug technologies from MD Anderson Cancer Center (“MD Anderson”), to fund the conducting of clinical and other trials for such technologies and to commercialize such technologies. These technologies include siRNA, for which Bio-Path has executed two exclusive licenses for a lead product and nucleic acid delivery technology. Bio-Path’s business plan is to act efficiently as an intermediate in the process of translating newly discovered drug technologies into authentic therapeutic drug candidates. Bio-Path’s strategy is to selectively license potential drug candidates for certain cancers, and, primarily utilizing the comprehensive drug development capabilities of MD Anderson, to advance these candidates into initial human efficacy trials (Phase IIA), and out-license each successful potential drug to a pharmaceutical company.

Bio-Path anticipates that in order to fully fund its business plan, it will need to raise approximately $15,000,000. Since its formation, Bio-Path has raised approximately 3,573,150 through three rounds of financing as described elsewhere   in   this Information  Statement.   There can be no assurance that Bio-Path will be able to

raise any of the funds necessary to fund its business plan and there can be no assurance that $15,000,000 will be sufficient to allow Bio-Path to commercialize any drug technology. Bio-Path will attempt to enter into co-development agreements with existing pharmaceutical companies to provide the funding and work necessary to complete clinical development and receive approvals from the U.S. Food and Drug Administration (the “FDA”) to market the drugs to the public.

To date, Bio-Path’s activities have been limited to the formation of Bio-Path, negotiation and execution of an Option Agreement with MD Anderson, which concluded with the execution of two exclusive License Agreements, , the hiring of a Chief Executive Officer, a vice president of corporate development, formed a Scientific Advisory Board, and recruited a senior executive from the pharmaceutical industry to join our Board of Directors.

Plan of Operation

Bio-Path was formed in May 2007 and has conducted limited operations and generated no revenues. Bio-Path’s plan of operation is to raise capital, merge with Ogden Golf and fund the development of medical technology.

Background Information about MD Anderson

Bio-Path anticipates that its initial drug development efforts will be pursuant to two exclusive License Agreements with MD Anderson. MD Anderson’s stated mission is to “make cancer history” (www.mdanderson.org). Achieving that goal begins with integrated programs in cancer treatment, clinical trials, educational programs and cancer prevention. MD Anderson is one of the largest and most widely recognized cancer centers in the world: U.S. News & World Report’s “America’s Best Hospitals” survey has ranked MD Anderson as one of 2 best hospitals for 16 consecutive years. MD Anderson will treat more than 80,000 patients this year, of which approximately 11,000 will participate in therapeutic clinical research exploring novel treatments—the largest such program in the nation. MD Anderson employs more than 15,000 people including more than 1,000 MD and PhD clinicians and researchers, and is routinely conducting more than 700 clinical trials at any one time.

Each year, researchers at MD Anderson and around the globe publish numerous discoveries that have the potential to become or enable new cancer drugs. The pharmaceutical and biotechnology industries have more than four hundred cancer drugs in various stages of clinical trials. Yet the number of actual new drugs that are approved to treat this dreaded disease is quite small and its growth rate is flat or decreasing. A successful new drug in this market is a “big deal” and substantially impacts those companies who have attained it: Genentech’s Avastin, Novartis’ Gleevec, OSI’s Tarceva and Millennium’s Velcade are examples of such.

Over the past several years, MD Anderson has augmented its clinical and research prominence through the establishment of the Pharmaceutical Development Center (“PDC”). The PDC was formed for the sole purpose of helping researchers at MD Anderson prepare their newly discovered compounds for clinical trials. It has a full-time staff of professionals and the capability to complete all of the studies required to characterize a compound for the filing of an Investigational New Drug Application (“IND”) with the FDA, which is required to initiate clinical trials. These studies include pharmacokinetics (”pK”), tissue distribution, metabolism studies and toxicology studies.

Bio-Path anticipates that the PDC will be able to carry out studies for Bio-Path at a substantial reduction in cost compared to what would be paid to a commercial, for-profit contract research organization. This is because Bio-Path will likely pay only actual cost to PDC for the studies.

Relationship with MD Anderson

Bio-Path was founded to focus on bringing the capital and expertise needed to translate drug candidates developed at MD Anderson (and potentially other research institutions) into real treatment therapies for cancer patients. To carry out this mission, Bio-Path plans to negotiate several agreements with MD Anderson that will:

•	give Bio-Path ongoing access to MD Anderson’s Pharmaceutical Development Center for drug development;
•	provide rapid communication to Bio-Path of new drug candidate disclosures in the Technology Transfer Office;
•	standardize clinical trial programs sponsored by Bio-Path; and
•	standardize sponsored research under a master agreement addressing intellectual property sharing.

Bio-Path’s Chief Executive Officer is experienced working with MD Anderson and its personnel. Bio-Path believes that if Bio-Path obtains adequate financing, Bio-Path will be positioned to translate current and future MD Anderson technology into real treatments for cancer patients. This in turn is expected to provide a steady flow of cancer drug candidates for out-licensing to pharmaceutical partners.

Option Agreement with MD Anderson

On May 10, 2007, Bio-Path entered into an Option Agreement with MD Anderson. The material terms of the Option Agreement are as follows:

•	Bio-Path paid MD Anderson an option fee of $50,000;
•

MD Anderson granted Bio-Path an exclusive right over the next six months to negotiate the terms of an exclusive, royalty bearing license agreement for six patents and other intellectual properties involving drug candidates and delivery technology.

The terms of the license agreements have been finalized by Bio-Path and MD Anderson and have been fully executed by all required parties. The licenses are described below but relate to one (1) siRNA drug product, two (2) single nucleic acid (antisense) drug products and nucleic acid delivery platform technologies.

Licenses

Bio-Path has negotiated and signed two licenses with MD Anderson for late stage preclinical molecules, and intends to use our relationship with MD Anderson to develop these compounds through Phase IIA clinical trials, the point at which Bio-Path will have demonstrated proof-of-concept of the efficacy and safety for our product candidates in cancer patients. At such time, Bio-Path may seek a development and marketing partner in the pharmaceutical or biotech industry. In certain cases, Bio-Path may choose to complete development and market the product ourselves.

Bio-Path’s basic guide to its decision to obtain a license for a potential drug candidate is as follows:

•

Likelihood of efficacy: Are the in vitro pre-clinical studies on mechanism of action and the in vivo animal models robust enough to provide a compelling case that the “molecule/compound/technology” has a high probability of working in humans?

•

Does it fit with the Company’s expertise: Does Bio-Path possess the technical and clinical assets to significantly reduce the scientific and clinical risk to a point where a pharmaceutical company partner would likely want to license this candidate within 36-40 months from the date of Bio-Path acquiring a license?

•

Affordability and potential for partnering: Can the clinical trial endpoints be designed in a manner that is unambiguous, persuasive, and can be professionally conducted in a manner consistent with that expected by the pharmaceutical industry at a cost of less than $5-$7 million dollars without “cutting corners”?

•	Intellectual property and competitive sustainability: Is the intellectual property and competitive analysis sufficient to meet Big Pharma criteria assuming successful early clinical human results?

Out-Licenses and Other Sources of Revenue

Bio-Path intends to develop a steady series of drug candidates through Phase IIA clinical trials and then to engage in a series of out-licensing transactions to the pharmaceutical and biotechnology companies. These companies would then conduct later-stage clinical development, regulatory approval and eventual marketing of the drug. Bio-Path expects that such out-license transactions would include upfront license fees, milestone/success payments and royalties. Bio-Path intends to maximize the quality and frequency of these transactions, while minimizing the time and cost to achieve meaningful candidates for out-licensing.

In addition to this source of revenue and value, Bio-Path may forward integrate one or more of its own drug candidates. For example, there are certain cancers that are primarily treated only in a comprehensive cancer center; of which there are approximately forty in the US and perhaps two hundred throughout the world. Hence, “marketing and distribution” becomes a realistic possibility for select products. These candidates may be eligible for Orphan Drug Status which provides additional incentives in terms of market exclusivities and non-dilutive grant funding for clinical trials.

Finally, there are technologies for which Bio-Path anticipates acquiring licenses whose application goes well beyond cancer treatment. The ability to provide a unique and greatly needed solution to the delivery of small molecules, DNA and siRNA and their efficient uptake by targeted physiological tissues is a very important technological asset that may be commercialized in other areas of medicine.

License Agreement

Bio-Path has recently entered into two Patent and Technology License Agreements (the “Licenses”) with MD Anderson relating to its technology. A summary of certain material terms of each of the Licenses is as follows:

Licensor:	The Board of Regents of the University of Texas System on behalf of
The University of Texas M.D. Anderson Cancer Center

Licensee:	Bio-Path, Inc.

License           A royalty bearing, exclusive license to manufacture, use and sell the Licensed Products

Territory	Worldwide

Retained Rights	Certain research and academic rights are retained by Licensor

License Fees

Documentation Fee - $40,000 for the first license and $60,000 for the second license; annual maintenance fee - $25,000 for years 1, 2 & 3 increasing to $100,000 in the eighth year. After the first sale, increasing to $125,000

Royalties	Three percent of net sales

Milestone Payments	One-time payments range from $150,000 to $2,000,000. Total up to $8,150,000

Securities Issuance	1,883,333 shares of Bio-Path for first License and 1,255,556 shares for second License

Expense	Bio-Path will reimburse MD Anderson for expenses

Term	Full term of patents

To maintain its rights to the licensed technology, Bio-Path must meet certain development and funding milestones.

Description of Anticipated Technologies

The License Agreements relate to the following technologies:

1)	a lead siRNA drug product
2)	two single nucleic acid (antisense) drug products
3)	delivery technology platform for nucleic acids

PDC Membership Agreement.

Bio-Path expects to become a member of the PDC. The PDC Membership Agreement will give Bio-Path certain rights to license discoveries made at the PDC and certain rights to use the capabilities of the PDC to develop Company compounds, whether or not the compound was licensed from MD Anderson. As a charter member of the PDC, Bio-Path would pay a subscription payment of $150,000 for the first year, and $250,000 for each additional year. The Company would have the right of first refusal to negotiate for a license to any discovery made at the PDC that is not supported by external commercial funding. At the present time, MD Anderson is planning on limiting the number of members to a maximum of four companies. Bio-Path expects to become the first subscription member of the PDC. As additional companies become members, the member companies would compete with each other for licensing discoveries through a blind bidding process. It is currently proposed that these companies will make annual subscription payments totaling $250,000 to the PDC. In addition to the licensing rights, for the term of the PDC Membership Agreement, Bio-Path anticipates that Bio-Path will have the right to utilize the PDC’s pre-clinical development capabilities for two projects each year. Each project would be covered under a separate Sponsored Research Agreement (“SRA”) and the pre-clinical development work would be done at the PDC’s cost (including overhead), which the Company shall bear. Bio-Path anticipates that Bio-Path will have the ability to utilize the PDC’s development capabilities for compounds discovered at MD Anderson as well as for compounds licensed by Bio-Path from other institutions.

Business Strategy

In order to capitalize on the growing need for new drug candidates by the pharmaceutical industry, and recognizing the value of clinical data, Bio-Path has developed its commercialization strategy based on the following concepts:

•	Develop in-licensed compounds to proof-of-concept in patients through Phase IIA.

•

Manage trials as if they were being done by Big Pharma: seamless transition; quality systems; documentation; and disciplined program management recognized by Big Pharma diligence teams; trials conducted, monitored and data collected consistent with applicable FDA regulations to maximize Bio-Path’s credibility and value to minimize time to gain registration by Partner.

•

Leverage MD Anderson’s pre-clinical and clinical development capabilities, including using the PDC for pre-clinical studies as well as clinical pharmacokinetics and pharmacodynamics and the institution’s world-renowned clinics, particularly for early clinical trials. This should allow Bio-Path to develop its drug candidates with experienced professional staff at a reduced cost compared to using external contract laboratories. This should also allow us to operate in an essentially virtual fashion, thereby avoiding the expense of setting up and operating laboratory facilities, without losing control over timing or quality or IP contamination.

•

Use its proposed Scientific Advisory Board to supplement its Management Team to critically monitor existing programs and evaluate new technologies and/or compounds discovered or developed at MD Anderson, or elsewhere, for in-licensing.

•	Hire a small team of employees or consultants: business development, regulatory management, & project management.

•

Outsource manufacturing and regulatory capabilities. Bio-Path will not need to invest its resources in building functions where it does not add substantial value or differentiation. Instead, it will leverage an executive team with expertise in the selection and management of high quality contract manufacturing and regulatory firms.

Manufacturing

Bio-Path was formed in May 2007 and has no manufacturing capabilities and intends to outsource our manufacturing function. The most likely outcome of an out-license of a Bio-Path drug to a pharmaceutical partner will be that the pharmaceutical partner will be responsible for manufacturing drug product requirements. However, in the event Bio-Path is required to supply a drug product to a distributor or pharmaceutical partner for commercial sale, Bio-Path will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities. There are a limited number of manufacturers that operate under the FDA’s current good manufacturing practices regulations capable of manufacturing our future products. As a result, Bio-Path may have difficulty finding manufacturers for our products with adequate capacity and/or expertise for our needs. Bio-Path may be unable to arrange for third party manufacturing of its products on a timely basis, or to do so on commercially reasonable terms. Bio-Path may not be able to complete development of its products or market them.

Intellectual Property

Patents, trademarks, trade secrets, technology, know-how and other proprietary rights are important to our business. Bio-Path’s success will depend in part on its ability to develop and maintain proprietary aspects of its technology. To this end, Bio-Path intends to have an intellectual property program directed at developing proprietary rights in technology that Bio-Path believes will be important to its success.

Bio-Path will actively seek patent protection in the U.S. and, as appropriate, abroad and closely monitor patent activities related to our business. Bio-Path plans to enter into an exclusive license agreement with MD Anderson for various patents, pending U.S. patent applications and corresponding foreign applications.

In addition to patents, Bio-Path will rely on trade secrets and proprietary know-how, which Bio-Path seeks to protect, in part, through confidentiality and proprietary information agreements.

Employees

Bio-Path currently employs 2 full time employees and 1 part time employee. Bio-Path intends to hire 2-4 additional employees during the next several months.

Scientific Advisory Board

Bio-Path anticipates that its Scientific Advisory Board will consist of the following scientists and oncologists:

Gabriel Lopez-Berestein, M.D. – Chairman of the Scientific Advisory Board and founder of Bio-Path; Professor of Medicine and Internist, Director, Cancer Therapeutics Discovery Program, Chief, Section of Immunobiology and Drug Carriers at MD Anderson Cancer Center.

Mein-Chie Hung, Ph.D. - Chairman, Department of Molecular and Cellular Oncology, Director, Breast Cancer Basic Research Program, MD Anderson Cancer Center

Richard Champlin, M.D. – Associate Head, Hematology, Division of Cancer Medicine, Chairman, Blood and Marrow Transplantation, MD Anderson Cancer Center

Roman Perez-Soler, M.D. - Chief, Division of Oncology, Montefiore Medical Center

Competition

Bio-Path will be engaged in fields characterized by extensive research efforts, rapid technological progress and intense competition. There are many public and private companies, including pharmaceutical companies, chemical companies and biotechnology companies, engaged in developing products for the same human therapeutic applications that Bio-Path is targeting. Currently, substantially all of Bio-Path’s competitors have substantially greater financial, technical and human resources than Bio-Path  and are   more   experienced in

the development of new drugs than Bio-Path. In order for Bio-Pathto compete successfully, it may need to demonstrate improved safety, efficacy, ease of manufacturing and market acceptance of its products over the products of its competitors.

Bio-Path will face competition based on the safety and efficacy of our drug candidates, the timing and scope of regulatory approvals, the availability and cost of supply, marketing and sales capabilities, reimbursement coverage, price, patent position and other factors. Bio-Path’s competitors may develop or commercialize more effective, safer or more affordable products than Bio-Path are able to develop or commercialize or obtain more effective patent protection. As a result, Bio-Path’s competitors may commercialize products more rapidly or effectively than Bio-Path may be able to, which would adversely affect its competitive position, the likelihood that our drug candidates, if approved, will achieve initial market acceptance and our ability to generate meaningful revenues from those drugs. Even if Bio-Path’s drug candidates are approved and achieve initial market acceptance, competitive products may render such drugs obsolete or noncompetitive. If any such drug is rendered obsolete, Bio-Path may not be able to recover the expenses of developing and commercializing that drug. With respect to all of Bio-Path’s drugs and drug candidates, Bio-Path is aware of existing treatments and numerous drug candidates in development by our competitors.

Government Regulation

Regulation by governmental authorities in the United States and foreign countries is a significant factor in the development, manufacturing, and expected marketing of Bio-Path’s future drug product candidates and in its ongoing research and development activities. The nature and extent to which such regulations will apply to Bio-Path will vary depending on the nature of any drug product candidates developed. Bio-Path anticipates that all of our drug product candidates will require regulatory approval by governmental agencies prior to commercialization.

In particular, human therapeutic products are subject to rigorous pre-clinical and clinical testing and other approval procedures of the FDA and similar regulatory authorities in other countries. Various federal statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with the appropriate federal statutes and regulations requires substantial time and financial resources. Any failure by us or our collaborators to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any drug product candidates developed by us, our ability to receive product revenues, and our liquidity and capital resources.

The steps ordinarily required before a new drug may be marketed in the United States, which are similar to steps required in most other countries, include:

•	pre-clinical laboratory tests, pre-clinical studies in animals, formulation studies and the submission to the FDA of an investigational new drug application;
•	adequate and well-controlled clinical trials to establish the safety and efficacy of the drug;
•	the submission of a new drug application or biologic license application to the FDA; and
•	FDA review and approval of the new drug application or biologics license application.

Bio-path’s business model relies on it entering into out-license agreements with pharmaceutical licensee partners who will be responsible for post-Phase IIA clinical testing and working with the FDA on necessary regulatory submissions resulting in approval of new drug applications for commercialization.

Non-clinical tests include laboratory evaluation of drug product candidate chemistry, formulation and toxicity,  as  well  as  animal  studies.   The results  of  pre-clinical  testing  are  submitted to the FDA as part of an investigational new drug application. A 30-day waiting period after the filing of each investigationalnew drug application is required prior to commencement of clinical testing in humans. At any time during the 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the FDA authorizes trials under specified terms. The investigational new drug application process may be extremely costly and substantially delay the development of our drug product candidates. Moreover, positive results of non-clinical tests will not necessarily indicate positive results in subsequent clinical trials in humans. The FDA may require additional animal testing after an initial investigational new drug application is approved and prior to Phase III trials.

Clinical trials to support new drug applications are typically conducted in three sequential phases, although the phases may overlap. During Phase I, clinical trials are conducted with a small number of subjects to assess metabolism, pharmacokinetics, and pharmacological actions and safety, including side effects associated with increasing doses. Phase II usually involves studies in a limited patient population to assess the efficacy of the drug in specific, targeted indications; assess dosage tolerance and optimal dosage; and identify possible adverse effects and safety risks.

If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further demonstrate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical trial sites.

After successful completion of the required clinical trials, a new drug application is generally submitted. The FDA may request additional information before accepting the new drug application for filing, in which case the new drug application must be resubmitted with the additional information. Once the submission has been accepted for filing, the FDA reviews the new drug application and responds to the applicant. The FDA’s requests for additional information or clarification often significantly extends the review process. The FDA may refer the new drug application to an appropriate advisory committee for review, evaluation, and recommendation as to whether the new drug application should be approved, although the FDA is not bound by the recommendation of an advisory committee.

If the FDA evaluations of the application and the manufacturing facilities are favorable, the FDA may issue an approval letter or an “approvable” letter. An approvable letter will usually contain a number of conditions that must be met in order to secure final approval of the new drug application and authorization of commercial marketing of the drug for certain indications. The FDA may also refuse to approve the new drug application or issue a “not approvable” letter outlining the deficiencies in the submission and often requiring additional testing or information.

Sales outside the United States of any drug product candidates Bio-Path develops will also be subject to foreign regulatory requirements governing human clinical trials and marketing for drugs. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources.

To date, Bio-Path has not submitted a marketing application for any product candidate to the FDA or any foreign regulatory agency, and none of our proposed product candidates have been approved for commercialization in any country. Bio-Path has no experience in designing, conducting and managing the clinical testing necessary to obtain such regulatory approval. In addition to our internal resources and our future Scientific Advisory Board, Bio-Path will depend on regulatory consultants for assistance in designing preclinical studies and clinical trials and drafting documents for submission to the FDA. If Bio-Path is not able to obtain regulatory consultants on commercially reasonable terms, Bio-Path may not be able to conduct or complete clinical trials or commercialize our future product candidates. Bio-Path intends to establish relationships with multiple regulatory consultants for our future clinical trials, although there is no guarantee that the consultants will be available for future clinical trials on terms acceptable to Bio-Path.

Under the FDA Modernization Act of 1997, the FDA may grant “Fast Track” designation to facilitate the development of a drug intended for the treatment of a serious or life-threatening condition if the drug demonstrates, among other things, the potential to address an unmet medical need. The benefits of Fast Track designation include scheduled meetings with the FDA to receive input on development plans, the option of submitting an NDA in sections (rather than submitting all components simultaneously), and the option of requesting evaluation of trials using surrogate endpoints. Fast Track designation does not necessarily lead to a priority review or accelerated approval of a drug candidate by the FDA.

Timing to Approval

Bio-Path estimates that it generally takes 10 to 15 years, or possibly longer, to discover, develop and bring to market a new pharmaceutical product in the United States as outlined below:

Phase:	Objective:	Estimated Duration:
Discovery	Lead identification and target validation	2 to 4 years
Preclinical	Initial toxicology for preliminary identification of risks for humans; gather early pharmacokinetic data	1 to 2 years
Phase I	Evaluate safety in humans; study how the drug candidate works, metabolizes and interacts with other drugs	1 to 2 years
Phase II	Establish effectiveness of the drug candidate and its optimal dosage; continue safety evaluation	2 to 4 years
Phase III	Confirm efficacy, dosage regime and safety profile of the drug candidate; submit NDA	2 to 4 years
FDA approval	Approval by the FDA to sell and market the drug for the approved indication	6 months to 2 years

A drug candidate may fail at any point during this process. Animal and other non-clinical studies typically are conducted during each phase of human clinical trials.

However, Bio-Path’s business model is primarily focused on the pre-clinical to Phase IIA interval. This greatly reduces the timeframe for the Company from in-license of a new, pre-clinical stage drug candidate to be developed to out-licensing to a pharmaceutical partner. A successful Phase IIA drug typically is afforded significant value by investors in the public stock markets.

Post-approval Studies

Even after FDA approval has been obtained, further studies, including post-approval trials, may be required to provide additional data on safety and will be required to gain approval for the sale of a product as a treatment for clinical indications other than those for which the product initially was approved. Also, the FDA will require post-approval reporting to monitor the side effects of the drug. Results of post-approval programs may limit or expand the indications for which the drug product may be marketed. Further, if there are any requests for modifications to the initial FDA approval for the drug, including changes in indication, manufacturing process, labeling or manufacturing facilities, a supplemental NDA may be required to be submitted to the FDA or Bio-Path may elect to seek changes and submit a supplemental NDA to obtain approval.

Other Regulations

Pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, under certain conditions a sponsor may be granted marketing exclusivity for a period of five years following FDA approval. During this period, third parties would not be permitted to obtain FDA approval for a similar or identical drug through an Abbreviated NDA, which is the application form typically used by manufacturers seeking approval of a generic drug. The statute also allows a patent owner to extend the term of the patent for a period equal to one-half the period of time elapsed between the submission of an IND and the filing of the corresponding NDA plus the period of time between the filing of the NDA and FDA approval. Bio-Path intends to seek the benefits of this statute, but there can be no assurance that Bio-Path will be able to obtain any such benefits.

Whether or not FDA approval has been obtained, approval of a drug product by regulatory authorities in foreign countries must be obtained prior to the commencement of commercial sales of the product in such countries. Historically, the requirements governing the conduct of clinical trials and product approvals, and the time required for approval, have varied widely from country to country.

The FDA may grant orphan drug designation to drugs intended to treat a “rare disease or condition” that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an application for marketing authorization. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product that has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years; except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity. Also, competitors may receive approval of different drugs or biologics for the indications for which the orphan product has exclusivity. As a result of Bio-Path’s License Agreements with MD Anderson, Bio-Path has the rights to drug BP-100-1.01. This drug has been granted orphan drug status by the FDA.

Pharmaceutical companies are also subject to various federal and state laws pertaining to health care “fraud and abuse,” including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal for any entity or person to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented, for payment to third party payors, including Medicare and Medicaid, claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services.

In addition to the statutes and regulations described above, Bio-Path is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal, state, local and foreign regulations, now or hereafter in effect.

Facilities

Bio-Path currently does not have any significant facilities. Bio-Path leases a small office in Ogden, Utah and intends to open an additional office in Houston, Texas. The offices will be expanded as additional employees join Bio-Path. Due to the anticipated membership agreement with the PDC for pre-clinical development of our sponsored drug candidates, Bio-Path does not foresee at this time the need to lease laboratory space.

Legal Proceedings

Neither the Company nor Bio-Path is currently involved in any material legal proceedings.

Cautionary Note Regarding Forward-Looking Statements

This Form 8-K certain statements that would be deemed “forward-looking statements” under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 and includes, among other things, discussions of our business strategies, future operations and capital resources. Words such as, but not limited to, “may,” “likely,” “anticipate,” “expect” and “believes” indicate forward-looking statements.

Forward-looking statements are included in the section of this report entitled “Description of Business of Bio-Path.” Although we believe that the expectations reflected in such forward-looking statements are generally reasonable, we cannot assure you that such expectations will ultimately prove to be correct. Generally, these statements relate to our business plans and strategies, projected or anticipated benefits or other consequences of market conditions and opportunities, business plans or strategies, projections involving anticipated revenues, expenses, projected future earnings and other aspects of operational results.

All phases of our operations are subject to a number of uncertainties, risks and other influences, most of which are outside our control, and any one or combination of which could materially and adversely affect the results of our operations, and also, could affect whether any such forward-looking statements contained herein ultimately prove to be accurate. Important factors that could cause actual results to differ materially from our current expectations are summarized in the section captioned “Risk Factors” immediately following.

Risk Factors

The purchase of shares of our common stock is very speculative and involves a very high degree of risk. An investment in the Company is suitable only for the persons who can afford the loss of their entire investment. Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities.

Factors Affecting Business, Operating Results and Financial Condition

Bio-Path is a development stage company with no revenue. Bio-Path is a development stage company that was formed on May 10, 2007. Bio-Path has generated no revenues from its contemplated principal business activity. Bio-Path currently has no products available for sale, no product revenues, and may not succeed in developing or commercializing any products that will generate product or licensing revenues. Bio-Path does not expect to have any products on the market for several years. In addition, development of any product candidates Bio-Path may acquire will require a process of pre-clinical and clinical testing, and submission to and approval by the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies, during which our products could fail. Whether profitability is achieved may depend on success in developing, manufacturing and marketing its product candidates or in finding suitable partners to commercialize these candidates.

No revenues in the foreseeable future. Bio-Path has never generated revenues and does not expect any revenues to be generated in the foreseeable future. The drug development process is a lengthy process and no revenues from product sales will be generated for several years, if ever.

Need for additional capital. Bio-Path’s business plan calls for it to raise approximately $15,000,000 from the sale of Bio-Path’s common stock. As of the date of this Form 8-K, Bio-Path has raised approximately $3,573,150. Bio-Path’s Business Plan currently calls for a minimum of $15,000,000. Bio-Path anticipates it has sufficient  capital  to fund  its operations  for  the  next  24 months  will be required to raise substantial additional financing at various intervals for development programs, including significant requirements for clinical trials, for operating expenses including intellectual property protection and enforcement, for pursuit of regulatory approvals and for establishing or contracting out manufacturing, marketing and sales functions. We intend to seek additional funding from product-based collaborations, federal grants, technology licensing, and public or private financings, but there is no assurance that such additional funding will be available on terms acceptable to us, or at all. Accordingly, we may not be able to secure the significant funding which is required to maintain and continue development programs at their current levels or at levels that may be required in the future. We may be forced to accept funds on terms or pricing that is highly dilutive or otherwise onerous to other equity holders. If we cannot secure adequate financing, we may be required to delay, scale back or eliminate one or more of our development programs or to enter into license or other arrangements with third parties to commercialize products or technologies that we would otherwise seek to further develop ourselves.

Reliance on collaboration agreements. Bio-Path’s business strategy depends upon its ability to enter into collaborative relationships for the development and commercialization of products based on licensed compounds. Bio-Path will face significant competition in seeking necessary and appropriate collaborators. Moreover, these arrangements are complex to negotiate and time-consuming to document. Bio-Path may not be successful in its efforts to establish or maintain its existing collaborative relationships or other alternative arrangements on commercially reasonable terms. Bio-Path has not entered into any collaborative agreements and there can be no assurance that it will ever enter into such agreements. If we are unable to enter into collaborative agreements, our business model must change and we will be required to raise even greater capital to fund the costs of services that we anticipate having provided by collaborators. This will make an investment in the Company an even greater risk to investors.

If we do enter into collaborative agreements, of which there can be no assurance, the success of collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Our collaborators will have significant discretion in determining the efforts and resources that they will apply to these collaborations. The risks that we face in connection with these collaborations include, but are not limited to, the following:

•	disputes may arise in the future with respect to the ownership of rights to technology developed with collaborators;
•	disagreements with collaborators could delay or terminate the research, development or commercialization of products, or result in litigation or arbitration;
•	we may have difficulty enforcing the contracts if one of our collaborators fails to perform;
•

our collaborators may terminate their collaborations with us, which could make it difficult for us to attract new collaborators or adversely affect the perception of us in the business or financial communities;

•

collaborators will have considerable discretion in electing whether to pursue the development of any additional drugs and may pursue technologies or products either on their own or in collaboration with our competitors that are similar to or competitive with our technologies or products that are the subject of the collaboration with the Company; and

•

our collaborators may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries. The ability of our products to reach their potential could be limited if our collaborators decrease or fail to increase spending relating to such products.

Given these risks, it is possible that any collaborative arrangements into which we enter may not be successful. The failure of any of our collaborative relationships could delay drug development or impair commercialization of our products.

Reliance on third parties for manufacturing. Bio-Path has no manufacturing experience and no commercial scale manufacturing capabilities and we do not expect to manufacture any products in the foreseeable future. In order to continue to develop products, apply for regulatory approvals and ultimately commercialize products, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities. However, out-license pharmaceutical partners will likely be responsible for manufacturing of those drug requirements.

We intend to rely upon third parties to produce material for preclinical and clinical testing purposes. We expect that our out-license pharmaceutical partners, to the extent we have such partners, will produce materials that may be required for the commercial production of our products.

There are a limited number of manufacturers that operate under the FDA’s current good manufacturing practices (”GMP”) regulations capable of manufacturing Bio-Path’s products in the foreseeable future. As a result, we may have difficulty finding manufacturers for our products with adequate capacity and/or expertise for our needs. If our pharmaceutical company partners are unable to arrange for third party manufacturing of our products on a timely basis, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

Reliance on third party manufacturers entails risks to which we would not be subject to if we manufactured our own products, including, but not limited to:

•	reliance on the third party for regulatory compliance and quality assurance;
•	the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control;
•	the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for Bio-Path;
•

the potential that third party manufacturers will develop know-how owned by such third party in connection with the production of our products that is necessary for the manufacture of our products; and

•	reliance upon third party manufacturers to assist us in preventing inadvertent disclosure or theft of Bio-Path’s proprietary knowledge.

Reliance on Bio-Path’s ability to license new technologies. Although Bio-Path is a party to two licenses with MD Anderson; to succeed, we will need to license additional technologies and compounds on an ongoing basis to fill our development pipeline; we do not have and do not plan to establish our own research and development capabilities. It is possible that we will not be able to obtain licenses in connection with our rights to such technologies on commercially reasonable terms, or at all. The pharmaceutical and biotechnology industry continuously seeks to in-license attractive novel technologies. Our competitors have substantially more resources dedicated towards identifying and negotiating these licenses as well as deeper pockets to achieve these ends. Except for the two MD Anderson Licenses, Bio-Path currently does not have any licenses or patents and has not filed any patent applications.

Reliance on key members of scientific and management staff. Our success depends on the availability and contributions of members of our future scientific team and our current and future senior management teams and other key personnel that  we  currently have  or which we  may develop in  the future. The loss of services of any of these persons could delay or reduce our product development andcommercialization efforts. Furthermore, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. The loss of members of our management team, key clinical advisors or scientific personnel, or our inability to attract or retain other qualified personnel or advisors, could significantly weaken our management, harm our ability to compete effectively and harm our business.

Need for intellectual property protection. Bio-Path has entered into two license agreements with MD Anderson. The patents underlying the licensed intellectual property and positions, and those of other biopharmaceutical companies, are generally uncertain and involve complex legal, scientific and factual questions.

Our ability to develop and commercialize drugs depends in significant part on our ability to:

•	obtain and/or develop broad, protectable intellectual property;
•	obtain licenses to the proprietary rights of others on commercially reasonable terms;
•	operate without infringing upon the proprietary rights of others;
•	prevent others from infringing on our proprietary rights; and
•	protect trade secrets.

We do not know whether any of those patent applications which Bio-Path may license will result in the issuance of any patents. Patents that Bio-Path may acquire and those that might be issued in the future, may be challenged, invalidated or circumvented, and the rights granted thereunder may not provide Bio-Path proprietary protection or competitive advantages against competitors with similar technology. Furthermore, Bio-Path’s competitors may independently develop similar technologies or duplicate any technology developed by Bio-Path. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of Bio-Path’s products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thus reducing any advantage of the patent.

Because patent applications in the United States and many foreign jurisdictions are typically not published until at least 12 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither Bio-Path nor Bio-Path’s future licensors can be certain that either Bio-Path or our licensors were the first to make the inventions claimed in issued patents or pending patent applications, or that Bio-Path was the first to file for protection of the inventions set forth in these patent applications.

Reliance on third party patents. Bio-Path may not have rights under some patents or patent applications related to products it may develop in the future. Third parties may own or control these patents and patent applications in the United States and abroad. Therefore, in some cases, to develop, manufacture, sell or import some of our future products, Bio-Path or its collaborators may choose to seek, or be required to seek, licenses under third party patents issued in the United States and abroad or under patents that might be issued from United States and foreign patent applications. In instances in which Bio-Path must obtain a license for third party patents, it will be required to pay license fees or royalties or both to the licensor. If licenses are not available to Bio-Path on acceptable terms, Bio-Path or its collaborators may not be able to develop, manufacture, sell or import these products.

Exposure to patent litigation. There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industry. We may become a party to various types of patent litigation or other proceedings regarding intellectual property rights from time to time even under circumstances where Bio-Path is not using and does not intend to use any of the intellectual property involved in the proceedings.

The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of Bio-Path’s competitors may be able to sustain the cost of such litigation or proceedings more effectively than Bio-Path will be able to because our competitors may have substantially greater financial resources. If any patent litigation or other proceeding is resolved against Bio-Path, it or its collaborators may be enjoined from developing, manufacturing, selling or importing its drugs without a license from the other party and it may be held liable for significant damages. We may not be able to obtain any required license(s) on commercially acceptable terms or at all.

Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on its ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Competition. The pharmaceutical and biotechnology industry is highly competitive and characterized by rapid and significant technological change. We will face intense competition from organizations such as pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies. Some of these organizations are pursuing products based on technologies similar to our future technologies. Other of these organizations have developed and are marketing products, or are pursuing other technological approaches designed to produce products that are competitive with our future product candidates in the therapeutic effect these competitive products have on diseases targeted by our product candidates. Our competitors may discover, develop or commercialize products or other novel technologies that are more effective, safer or less costly than any that we may develop. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for our products.

Many of our competitors are substantially larger than the Company and have greater capital resources, research and development staffs and facilities than we have. In addition, many of our competitors are more experienced in drug discovery, development and commercialization, obtaining regulatory approvals and drug manufacturing and marketing.

We anticipate that the competition with our products and technologies will be based on a number of factors including product efficacy, safety, availability and price. The timing of market introduction of our future products and competitive products will also affect competition among products. Bio-Path expects the relative speed with which we can develop products, complete the initial Phase I and II clinical trials, establish a strategic partner and supply appropriate quantities of the products for late stage trials to be important competitive factors. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes and to secure sufficient capital resources for the period between technological conception and commercial sales or out-license to a pharmaceutical partner.

Market reception. The commercial success of any of our future products for which we may obtain marketing approval from the FDA or other regulatory authorities will depend upon their acceptance by the medical community and third party payors as clinically useful, cost-effective and safe. Many of the products that we will develop will be based upon technologies or therapeutic approaches that are relatively new and unproven. As a result, it may be more difficult for us to achieve regulatory approval or market acceptance of our products. Our efforts to educate the medical community on these potentially unique approaches may require greater resources than would be typically required for products based on conventional technologies or therapeutic approaches. The safety, efficacy, convenience and  cost-effectiveness of our future products as compared to competitive products will also affect market acceptance.

Changes in Bio-Path relationships with MD Anderson. Bio-Path’s license agreements with MD Anderson provide MD Anderson the right to terminate the agreements upon written notice to us if we do not meet all of our requirements under the license agreements which require us to file an Investigational New Drug Application with the FDA or have a commercial sale of a licensed product within an agreed upon period of time. If either of the licenses or any other agreements we enter into with MD Anderson is terminated for any reason, our business will be adversely and perhaps materially adversely affected, and our business may fail. In addition, the relationship with MD Anderson is not exclusive to us. It is possible that MD Anderson could enter into an exclusive relationship with one of our future competitors. If this were to occur it could adversely affect our competitive position and depending on the terms of any such agreement, could make it difficult for us to succeed.

No sales, marketing and distribution capabilities. Bio-Path currently has no sales, marketing or distribution capabilities and does not intend to develop such capabilities in the foreseeable future. If we are unable to establish sales, marketing or distribution capabilities either by developing our own sales, marketing and distribution organization or by entering into agreements with others, we may be unable to successfully sell any products that we are able to begin to commercialize. If the Company and our strategic partners are unable to effectively sell our products, our ability to generate revenues will be harmed. We may not be able to hire, in a timely manner, the qualified sales and marketing personnel for our needs, if at all. In addition, we may not be able to enter into any marketing or distribution agreements on acceptable terms, if at all. If we cannot establish sales, marketing and distribution capabilities as we intend, either by developing our own capabilities or entering into agreements with third parties, sales of future products, if any, will be harmed.

Exposure to product liability claims or recall. Our business will expose us to potential product liability risks inherent in the clinical testing and manufacturing and marketing of pharmaceutical products, and we may not be able to avoid significant product liability exposure. A product liability claim or recall could be detrimental to our business. In addition, we do not currently have any product liability or clinical trial insurance, and we may not be able to obtain or maintain such insurance on acceptable terms, or we may not be able to obtain any insurance to provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products that we develop.

Rapid technology change and obsolescence. New products and technological developments in the healthcare field may adversely affect our ability to complete the necessary regulatory requirements and introduce the proposed products in the market. The healthcare field, which is the market for our products, is characterized by rapid technological change, new and improved product introductions, changes in regulatory requirements, and evolving industry standards. Our future success will depend to a substantial extent on our ability to identify new market trends on a timely basis and develop, introduce and support proposed products on a successful and timely basis. If we fail to develop and deploy our proposed products on a successful and timely basis, we may not be competitive.

Risks Relating to Governmental Approvals

Extensive regulatory requirements. The testing, manufacturing, labeling, advertising, promotion, export and marketing of our products are subject to extensive regulation by governmental authorities in Europe, the United States and elsewhere throughout the world.

To date, Bio-path has not submitted a marketing application for any product candidate to the FDA or any foreign regulatory agency, and none of its product candidates have been approved for commercialization in any country. Prior to commercialization, each product candidate would be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. The Company may not be able to obtain regulatory approval for any product candidate we develop or, even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of the product subject to such restrictions. Any regulatory approval of a product may also contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Any product for which we or our pharmaceutical company out-license partner obtain marketing approval, along with the facilities at which the product is manufactured, any post-approval clinical data and any advertising and promotional activities for the product will be subject to continual review and periodic inspections by the FDA and other regulatory agencies.

We have no experience in designing, conducting and managing the clinical testing necessary to obtain such regulatory approval. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for its intended therapeutic uses, typically takes several years depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. In addition to our internal resources, we will depend on regulatory consultants and our proposed Scientific Advisory Board for assistance in designing our preclinical studies and clinical trials and drafting documents for submission to the FDA. If we are not able to obtain regulatory consultants on commercially reasonable terms, we may not be able to conduct or complete clinical trials or commercialize our product candidates. We intend to establish relationships with multiple regulatory consultants for our existing clinical trials, although there is no guarantee that the consultants will be available for future clinical trials on terms acceptable to us.

In addition, submission of an application for marketing approval to the relevant regulatory agency following completion of clinical trials may not result in the regulatory agency approving the application if applicable regulatory criteria are not satisfied, and may result in the regulatory agency requiring additional testing or information.

Both before and after approval is obtained, violations of regulatory requirements may result in:

•	the regulatory agency’s delay in approving, or refusal to approve, an application for approval of a product;
•	restrictions on such products or the manufacturing of such products;
•	withdrawal of the products from the market;
•	warning letters;
•	voluntary or mandatory recall;
•	fines;
•	suspension or withdrawal of regulatory approvals;
•	product seizure;
•	refusal to permit the import or export of our products;
•	injunctions or the imposition of civil penalties; and
•	criminal penalties.

Clinical trials. In order to obtain regulatory approvals for the commercial sale of our products, we will be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of our drug candidates. We may not be able to obtain authority from the FDA or other equivalent foreign regulatory agencies to complete these trials or commence and complete any other clinical trials.

The results from preclinical testing of a drug candidate that is under development may not be predictive of results that will be obtained in human clinical trials. In addition, the results of early human clinical trials may not be predictive of results that will be obtained in larger scale, advanced stage clinical trials. A failure of one or more of our clinical trials can occur at any stage of testing. Further, there is to date no data on the long-term clinical safety of our lead compounds under conditions of prolonged use in humans, nor on any long-term consequences subsequent to human use. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent its ability to receive regulatory approval or commercialize our products, including:

•	regulators or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;
•

our preclinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical testing or clinical trials or we may abandon projects that we expect may not be promising;

•	we might have to suspend or terminate our clinical trials if the participating patients are being exposed to unacceptable health risks;
•	regulators or institutional review boards may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;
•	the cost of our clinical trials may be greater than we currently anticipate;
•	the timing of our clinical trials may be longer than we currently anticipate; and
•	the effects of our products may not be the desired effects or may include undesirable side effects or the products may have other unexpected characteristics.

The rate of completion of clinical trials is dependent in part upon the rate of enrollment of patients. Patient accrual is a function of many factors, including:

•	the size of the patient population;
•	the proximity of patients to clinical sites;
•	the eligibility criteria for the study;
•	the nature of the study;
•	the existence of competitive clinical trials; and
•	the availability of alternative treatments.

We may not be able to successfully complete any clinical trial of a potential product within any specified time period. In some cases, we may not be able to complete the trial at all. Moreover, clinical trials may not show our potential products to be both safe and efficacious. Thus, the FDA and other regulatory authorities may not approve any of our potential products for any indication.

Our clinical development costs will increase if we experience delays in our clinical trials. We do not know whether planned clinical trials will begin as planned, will need to be restructured or will be completed on schedule, if at all. Significant clinical trial delays could also allow our competitors to bring products to market before we do and impair our ability to commercialize our products.

Pricing and reimbursement. If our future strategic partners succeed in bringing our product candidates to the market, they may not be considered cost-effective, and coverage and adequate payments may not  be  available  or  may  not  be sufficient  to allow  us to  sell our  products on a competitive basis. In both the

United States and elsewhere, sales of medical products and therapeutics are dependent, in part,on the availability of reimbursement from third party payors, such as health maintenance organizations and other private insurance plans, and governmental programs such as Medicare. Third party payors are increasingly challenging the prices charged for pharmaceutical products and medical devices. Our business will be affected by the efforts of government and third party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. Similar government pricing controls exist in varying degrees in other countries. In addition, the emphasis on managed care in the United States has increased, and will continue to increase the pressure on the pricing of pharmaceutical products and medical devices. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

Regulatory and legal uncertainties could result in significant costs or otherwise harm the business of the Company following the closing of the Merger.

In order to manufacture and sell our products, the Company must comply with extensive international and domestic regulations. In order to sell its products in the United States, approval from the FDA is required. The FDA approval process is expensive and time-consuming. We cannot predict whether its products will be approved by the FDA. Even if they are approved, we cannot predict the time frame for approval. Foreign regulatory requirements differ from jurisdiction to jurisdiction and may, in some cases, be more stringent or difficult to obtain than FDA approval. As with the FDA, we cannot predict if or when we may obtain these regulatory approvals. If we cannot demonstrate that its products can be used safely and successfully in a broad segment of the patient population on a long-term basis, our products would likely be denied approval by the FDA and the regulatory agencies of foreign governments.

Our Product candidates are based on new technology and, consequently, are inherently risky. Concerns about the safety and efficacy of our products could limit its future success.

We are subject to the risks of failure inherent in the development of product candidates based on new technologies. These risks include the possibility that the products we create will not be effective, that our product candidates will be unsafe or otherwise fail to receive the necessary regulatory approvals or that our product candidates will be hard to manufacture on a large scale or will be uneconomical to market.

Many pharmaceutical products cause multiple potential complications and side effects, not all of which can be predicted with accuracy and many of which may vary from patient to patient. Long term follow-up data may reveal additional complications associated with the Company’s products. The responses of potential physicians and others to information about complications could materially affect the market acceptance of our future products, which in turn would materially harm our business.

Unsuccessful or delayed regulatory approvals required to exploit the commercial potential of our future products could increase its future development costs or impair its future sales.

No Bio-Path technologies have been approved by the FDA for sale in the United States or in foreign countries. To exploit the commercial potential of Bio-Path’s technologies, Bio-Path is conducting and planning to conduct additional pre-clinical studies and clinical trials. This process is expensive and can require a significant amount of time. Failure can occur at any stage of testing, even if the results are favorable. Failure to adequately demonstrate safety and efficacy in clinical trials would prevent regulatory approval and restrict our ability to commercialize our technologies. Any such failure may severely harm our business. In addition, any approvals obtained may not cover all of the clinical indications for which approval is sought, or may contain significant limitations in the form of narrow indications, warnings, precautions or contraindications with respect to conditions of use, or in the form of onerous risk management plans, restrictions on distribution, or post-approval study requirements.

State pharmaceutical marketing compliance and reporting requirements may expose us to regulatory and legal action by state governments or other government authorities.

In recent years, several states, including California, Vermont, Maine, Minnesota, New Mexico and West Virginia, have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs and file periodic reports on sales, marketing, pricing and other activities. Similar legislation is being considered in other states. Many of these requirements are new and uncertain, and available guidance is limited. Unless we are in full compliance with these laws, we could face enforcement actions and fines and other penalties and could receive adverse publicity, all of which could harm our business.

We may be subject to new federal and state legislation to submit information on our open and completed clinical trials to public registries and databases.

In 1997, a public registry of open clinical trials involving drugs intended to treat serious or life-threatening diseases or conditions was established under the Food and Drug Administration Modernization Act, or the FDMA, in order to promote public awareness of and access to these clinical trials. Under the FDMA, pharmaceutical manufacturers and other trial sponsors are required to post the general purpose of these trials, as well as the eligibility criteria, location and contact information of the trials. Since the establishment of this registry, there has been significant public debate focused on broadening the types of trials included in this or other registries, as well as providing for public access to clinical trial results. A voluntary coalition of medical journal editors has adopted a resolution to publish results only from those trials that have been registered with a no-cost, publicly accessible database, such as www.clinicaltrials.gov. Federal legislation was introduced in the fall of 2004 to expand www.clinicaltrials.gov and to require the inclusion of study results in this registry. The Pharmaceutical Research and Manufacturers of America has also issued voluntary principles for its members to make results from certain clinical studies publicly available and has established a website for this purpose. Other groups have adopted or are considering similar proposals for clinical trial registration and the posting of clinical trial results. Failure to comply with any clinical trial posting requirements could expose the Company to negative publicity, fines and other penalties, all of which could materially harm our business.

We face uncertainty related to pricing and reimbursement and health care reform.

In both domestic and foreign markets, sales of our future products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations and other health care-related organizations. Reimbursement by such payors is presently undergoing reform and there is significant uncertainty at this time as to how this will affect sales of certain pharmaceutical products.

Medicare, Medicaid and other governmental healthcare programs govern drug coverage and reimbursement levels in the United States. Federal law requires all pharmaceutical manufacturers to rebate a percentage of their revenue arising from Medicaid-reimbursed drug sales to individual states. Generic drug manufacturers’ agreements with federal and state governments provide that the manufacturer will remit to each state Medicaid agency, on a quarterly basis, 11% of the average manufacturer price for generic products marketed and sold under abbreviated new drug applications covered by the state’s Medicaid program. For proprietary products, which are marketed and sold under new drug applications, manufacturers are required to rebate the greater of (a) 15.1% of the average manufacturer price or (b) the difference between the average manufacturer price and the lowest manufacturer price for products sold during a specified period.

Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation, rules and regulations designed to contain or reduce the cost of health care. Existing regulations that affect the price of pharmaceutical and other medical products may also change before any products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product developed in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services and litigation has been filed against a number of pharmaceutical companies in relation to these issues. Additionally, some uncertainty may exist as to the reimbursement status of newly approved injectable pharmaceutical products. Our products, if any, may not be considered cost effective or adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an adequate return on our investment.

Other companies may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products.

Our success will depend in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of new products have been subject to substantial patent rights litigation in the pharmaceutical industry. These lawsuits generally relate to the validity and infringement of patents or proprietary rights of third parties. Infringement litigation is prevalent with respect to generic versions of products for which the patent covering the brand name product is expiring, particularly since many companies which market generic products focus their development efforts on products with expiring patents. Other pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover aspects of our products or its licensors’ products, product candidates or other technologies.

Future or existing patents issued to third parties may contain patent claims that conflict with our future products. We expect to be subject to infringement claims from time to time in the ordinary course of business, and third parties could assert infringement claims against us in the future with respect to products that we may develop or license. Litigation or interference proceedings could force us to:

•	stop or delay selling, manufacturing or using products that incorporate or are made using the challenged intellectual property;
•	pay damages; or
•	enter into licensing or royalty agreements that may not be available on acceptable terms, if at all.

Any litigation or interference proceedings, regardless of their outcome, would likely delay the regulatory approval process, be costly and require significant time and attention of key management and technical personnel.

Any inability to protect intellectual property rights in the United States and foreign countries could limit our ability to manufacture or sell products.

We will rely on trade secrets, unpatented proprietary know-how, continuing technological innovation and, in some cases, patent protection to preserve a competitive position. Our patents and licensed patent rights may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to us. The Company and our licensors may not be able to develop patentable products. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. Third party patents could reduce the coverage of the patent’s license, or that may be licensed to or owned by us. If patents containing competitive or conflicting claims are issued to third parties, we may be prevented from commercializing the products covered by such patents, or may be required to obtain or develop alternate technology. In addition, other parties may duplicate, design around or independently develop similar or alternative technologies.

The Company may not be able to prevent third parties from infringing or using its intellectual property, and the parties from whom the Company may license intellectual property may not be able to prevent third parties from infringing or using the licensed intellectual property. The Company generally will attempt to control and limit access to, and the distribution of, its product documentation and other proprietary information. Despite efforts to protect this proprietary information, however, unauthorized parties may obtain and use information that the Company may regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to these technologies.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

The U.S. Patent and Trademark Office and the courts have not established a consistent policy regarding the breadth of claims allowed in pharmaceutical patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of the Combined Company’s proprietary rights.

We may be required to defend lawsuits or pay damages for product liability claims.

Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products. We may face substantial product liability exposure in human clinical trials and for products that sell after regulatory approval. Product liability claims, regardless of their merits, could exceed policy limits, divert management’s attention, and adversely affect our reputation and the demand for the Combined Company’s products.

Our articles of incorporation grant our board of directors the power to designate and issue additional shares of common and/or preferred stock.

Our authorized capital consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our preferred stock may be designated into series pursuant to authority granted by our articles of incorporation, and on approval from ourboard of directors. The board of directors, without any action by our shareholders, may designate and issue shares in such classes or series as the board of directors deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute the Company’s book value per share.

Because we acquire Bio-Path by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks to our investors may exist since we became public through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage for the Company. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about new public businesses, there are many people in the securities industry and business in general who view reverse merger transactions with public shell companies with suspicion. Without brokerage firm and analyst coverage, there may be fewer people aware of the Company and its business, resulting in fewer potential buyers of our securities, less liquidity, and depressed stock prices for our investors.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we are subject to Sarbanes- Oxley and, accordingly, are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws. The costs of compliance with Sarbanes-Oxley, of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, furnishing audited reports to our shareholders, and other legal, audit and internal resource costs attendant with being a public reporting company will cause our expenses to be higher than if we were privately held.

Our common stock trades only in an illiquid trading market.

Trading of our common stock is conducted on the “pink sheets”. This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of our Company and its common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is not now, and there may not ever be an active market for shares of our common stock.

In general, there has been very little trading activity in shares of the Company’s common stock. The small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes are generally understood to depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Because it is a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. Under applicable regulations, our common stock will generally remain a “penny stock” for such time as its per-share price is less than $5.00 (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include (i) the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2 million in the event we have been operating for at least three years or $5 million in the event we have been operating for fewer than three years, and (ii) the recognition of average revenues equal to at least $6 million for each of the last three years. We do not anticipate meeting any of the foregoing thresholds in the foreseeable future.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions because of the difficulties in effectuating trades in such securities. As a result, there is generally less trading in penny stocks than in other stock that are not penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We do not intend to pay dividends on our common stock for the foreseeable future.

We do not anticipate that we will have any revenues for the foreseeable future and accordingly, we do not anticipate that we will pay any dividends for the foreseeable future. Accordingly, any return on an investment in our Company will be realized, if at all, only when you sell shares of our common stock.

Our stock price has been volatile in response to market and other factors.

The market price for Ogden Golf’s common stock has been, and the market price for the Company’s stock after the Merger may continue to be, volatile and subject to price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

•	the increased concentration of the ownership of Ogden Golf shares by a limited number of affiliated Shareholders following the Merger may limit interest in the Company’s securities;
•	variations in quarterly operating results from the expectations of securities analysts or investors;
•	announcements of technological innovations or new products or services by the Company or its competitors;
•	general technological, market or economic trends;
•	investor perception of the industry or prospects of the Company;
•	investors entering into short sale contracts;
•	regulatory developments affecting the biopharmaceutical industry; and
•	additions or departures of key personnel.

Management’s Discussion and Analysis or Plan of Operation

Overview

Bio-Path, Inc. (referred to in this document as “Bio-Path” and also referred to in this section as the “Company”), was formed in May 2007 and has conducted limited operations and generated no revenues. Bio-Path’s plan of operation is to raise capital, merge with Ogden Golf and fund the development of medical technology.

Bio-Path was formed to finance and facilitate the development of novel cancer therapeutics. Bio-Path’s initial plan is to acquire licenses for drug technologies from MD Anderson Cancer Center (“MD Anderson”), to fund clinical and other trials for such technologies and to commercialize such technologies. Bio-Path has negotiated and executed two exclusive licenses (“License Agreements”) for three lead products and nucleic acid delivery technology. Bio-Path’s business plan is to act efficiently as an intermediary in the process of translating newly discovered drug technologies into authentic therapeutic drugs candidates. Its strategy is to selectively license potential drug candidates for certain cancers, and, primarily utilizing the comprehensive drug development capabilities of MD Anderson, to advance these candidates into initial human efficacy trials (Phase IIA), and out-license each successful potential drug to a pharmaceutical company.

Pursuant to the September 24, 2007 Merger Agreement, Biopath Acquisition Corp. merged with and into Bio-Path, with Bio-Path remaining as the surviving entity and a wholly owned operating subsidiary of Bio-Path Holdings, Inc. As indicated above, this transaction is referred to throughout this report as the “Merger.” The Merger was effective as of the close of business on February 14, 2008, upon the filing of articles of merger with the Utah Division of Corporations and Commercial Code. Bio-Path’s plan of operation over the next 36 months is focused on achievement of milestones that will demonstrate clinical proof-of concept of Bio-Path’s delivery technology and lead drug products. Furthermore, the Company seeks to validate its business model by in-licensing additional products to broaden the drug product pipeline. If Bio-Path can complete at least one strategic partnership/licensing transaction with a pharmaceutical company for non-exclusive use of its delivery technology, such an agreement could potentially provide additional development capital and a significant increase in the value of the Company well in advance of FDA approval of the Company’s first drug product.

Bio-Path intends to raise $15,000,000 in capital for operations during this timeframe. The Company has completed three financing rounds prior to the closing of the merger with $3,579,400 in total funds raised. Cash commissions and expenses for the three fund raising rounds totaled $447,940, resulting in net proceeds to Bio-Path of $3,131,460. Bio-Path expects that $3,131,460 in funding will enable the Company to achieve three key milestones:

1)	conduct a Phase I clinical trial of Bio-Path’s lead drug BP-100-1.01, which if successful, will validate Bio-Path’s liposomal delivery technology for nucleic acid drug products including siRNA
2)	perform necessary pre-clinical studies in Bio-Path’s lead liposomal siRNA drug candidate to enable the filing of an Investigational New Drug (”IND") for a Phase I clinical trial
3)	out-license (non-exclusively) Bio-Path’s delivery technology for either antisense or siRNA to a pharmaceutical partner to speed development applications of Bio-Path’s technology.

Bio-Path can accomplish the above milestones and sustain its operations for two years with the $3,131,460 in net proceeds from the three fund raising rounds. In the nine months through December 2007, excluding fund raising commissions and legal expense, Bio-Path spent approximately $535,000 of the $4,410,000 in net funding including $200,000 in licensing fees paid to M.D. Anderson, $310,000 in administrative expense and $25,000 in fund raising expense. The balance of the $3,131,460 in net proceeds will be adequate to accomplish the three key milestones mentioned above. The Phase I clinical trial of BP-100-1.01 is budgeted for $1,675,000. BP-100-1.01 is Bio-Path’s lead lipid delivery RNAi drug, which will be clinically validated in Chronic Myelogenous Leukemia (CML). If this outcome is favorable, Bio-Path expects there will be numerous opportunities to negotiate non-exclusive license applications involving upfront cash payments with pharmaceutical companies developing siRNA and antisense drugs that need systemic delivery technology. Commencement of the Phase I clinical trial depends on the FDA approving the IND for BP-100-1.01. BP-100-2.01 is Bio-Path’s lead siRNA drug, which will be clinically validated as a novel, targeted ovarian cancer therapeutic agent. Performing the remaining pre-clinical development work for BP-100-2.01 expected to be required for an IND is budgeted for $75,000.

After the closing of the merger, Bio-Path expects to raise an additional $11,420,000 in funding to complete its $15 million fund raising program. The additional $11,420,000 raised, after deducting an estimated $913,648 for commissions and expenses, is expected to be used to conduct additional clinical trials in other Bio-Path drug candidates and extend operations through 36 months. The Phase I clinical trial of BP-100-2.01 is expected to cost $2,000,000. Commencement of the Phase I clinical trial depends on the FDA approving the IND for  BP-100-2.01.  Success  in  the  Phase I  clinical  trial  will  be  based  on  the  demonstration  that  the   delivery

technology for siRNA has the same delivery characteristics seen in other non-siRNA, small molecule cancer drug applications. If the Phase I clinical trial in BP-100-1.01 is successful, the Company will follow with a Phase IIa trial in BP-100-1.01. Successful Phase I and IIa trials of BP-100-1.01 will demonstrate clinical proof-of-concept that BP-100-1.01 is a viable therapeutic drug product for treatment of CML. The Phase IIa clinical trial in BP-100-1.01 is expected to cost approximately $1,600,000. The additional $11,420,000 in capital raised will also allow Bio-Path to conduct a Phase I clinical trial of BP-100-1.02, which is an anti-tumor drug that treats a broad range of cancer tumors. This trial is budgeted to cost $2,500,000 and is higher than the Phase I clinical trial for BP-100-1.01 due to expected higher hospital, patient monitoring and drug costs. Similar to the case with BP-100-1.01, commencement of the Phase I clinical trial of BP-100-1.02 requires that the FDA approve the IND application for BP-100-1.02. Finally, approximately $2,000,000 out of the total $15,000,000 in capital that Bio-Path expects to raise is reserved for additional drug development opportunities, including the possibility of funding an additional Phase I clinical trial for a second siRNA drug product. The balance of the funding is planned to fund patent expenses, licensing fees, pre-clinical costs to M.D. Anderson’s Pharmaceutical Development Center, consulting fees and management and administration.

Development Expense

The specific activities and budget estimates discussed below are based on current information available. However, the amount of funds actually spent on specific projects or the priorities of which projects are actually undertaken may change as new information becomes available in the future.

Specific Activities and Estimated Budgets Assuming $15,000,000 In Funds Raised from the Sale of the Company’s Common Stock ($13,538,412 Net Proceeds After Deducting Estimated Commissions and Selling Expense)

The Phase I clinical trial of BP-100-1.01 is budgeted to cost $1,675,000. Commencement of this trial requires that the FDA approve the IND application for BP-100-1.01. In addition, it will take approximately nine months for the clinical grade batch of drug materials for the Phase I trial to be ready. Nominally, the Phase I trial is projected to be comprised of testing in 18 to 30 patients using conventional dose escalation methodology. The budget for this trial includes a significant one-time cost for suppliers to develop methods and assays to manufacture Bio-Path’s liposomal antisense drug products in quantities needed for treatment of humans. Detection of activity of BP-100-1.01 against CML in patients prior to completion of the trial may allow the principal investigator to halt the trial before treating all 30 patients, resulting in expenditures for the Phase I clinical trial being less than the full budgeted amount.

If the Phase I clinical trial of BP-100-1.01 is successful in terms of toxicity and verification of effective delivery to key target organs, a Phase IIa of BP-100-1.01 will be conducted. This trial is budgeted based upon the projected treatment of 45 patients and is estimated to cost $1,600,000. Detection of clinical proof-of-concept prior to the end of the study could result in treating less than 45 patients and an expenditure of less than the full budgeted amount.

The Phase I clinical trial of the siRNA drug BP-100-2.01 targeted to ovarian cancer is budgeted to cost $2,000,000. Commencement of this trial requires that the FDA approve the IND application for BP-100-2.01. The Phase I trial is projected to be comprised of testing in 18 to 30 patients using conventional dose escalation methodology.

The Phase I clinical trial of BP-100-1.02 targeted to non-Hodgkin’s lymphoma is budgeted for $2,500,000. This trial is expected to have higher hospital, patient monitoring and drug costs.

Licensing fees and payments to acquire the exclusive licenses from M.D. Anderson were budgeted for $200,000. Of this amount, $150,000 has been spent on the two current licenses. License maintenance fees are budgeted at $150,000 for three years. Payment to M.D. Anderson’s Pharmaceutical Development Center for pre-clinical work to be performed on the Company’s drugs is budgeted at $400,000.

Patent prosecution and maintenance is budgeted at $200,000. These payments include annual patent maintenance fees paid to governments to keep issued patents in good standing. Patent prosecution costs include costs for attorneys to file and respond to patent office responses to Bio-Path’s additional new patent applications. Reimbursements to M.D. Anderson for past patent expenses incurred to perfect patents on the licensed technology are also budgeted at $200,000.

The management and administration budget is $1,710,000 for three years of operation. Consulting fees for the Scientific Advisory Board members, consultants to the Company and senior advisors is budgeted for $510,000. Public company expense for auditors and attorneys is budgeted for $200,000.

Reserve for unplanned expense and additional new products are budgeted for $2,043,412.

The following table summarizes the operating budget of Bio-Path for the next three years assuming $15,000,000 in gross funding raised and $13,510,000 in net proceeds to the Company.

Purpose	Approximate Amount

BP-100-1.01 Phase I (1)	$1,675,000
BP-100-1.01 Phase I convert to Phase I/II (2)	1,600,000
BP-100-1.02 Phase I (3)	2,500,000
BP-100-2.01 Phase I (4)	2,000,000
BP-100-2.01 pre-clinical development (5)	150,000
Licensing fees (6)	200,000
Annual maintenance fees (7)	150,000
Pre-clinical services payments to MD Anderson’s PDC (8)	400,000
Reimbursement of past patent expenses (9)	200,000
Patent prosecution and maintenance (10)	200,000
Management & administration (11)	1,710,000
Consulting fees (12)	510,000
Public company expense (13)	200,000
Reserve for additional expense and new products (14)	2,043,412
TOTAL	$13,538,412

(1)

Phase I clinical trial estimate includes cost of BP-100-1.01 manufacturing development, drug product acquisition, hospital patient costs and consultants for monitoring, data recording, statistical analysis, regulatory filings and discussion of trial results with the FDA.

(2)

Phase I/II clinical trial estimate includes cost of BP-100-1.01 drug product acquisition, hospital patient costs and consultants for monitoring, data recording, statistical analysis and regulatory filings and discussion of trial results with the FDA.

(3)

Phase I clinical trial estimate includes cost of BP-100-1.02 manufacturing development, drug product acquisition, hospital patient costs and consultants for monitoring, data recording, statistical analysis, regulatory filings and discussion of trial results with the FDA.

(4)

Phase I clinical trial estimate includes cost of BP-100-2.01 siRNA manufacturing development, drug product acquisition, hospital patient costs and consultants for monitoring, data recording, statistical analysis, regulatory filings and discussion of trial results with the FDA.

(5)

Cost estimate for pre-clinical development includes toxicity studies in animals and manufacturing batches of BP-100-2.01 for testing to establish Chemistry and Manufacturing Controls (“CMC”), both to support filing of an Investigational New Drug (“IND”) application for BP-100.2.01.

(6)	Licensing fees due to M.D. Anderson.

(7)	Three years of annual maintenance fees of $25,000 for each of two M.D. Anderson licenses.
(8)	Estimated payments to M.D. Anderson Pharmaceutical Development Center for pre-clinical services.
(9)	Payment for patent expenses previously incurred.
(10)	Payment for future patent expenses as they are incurred.
(11)	Management and administration budget for 36 months of operation including salaries, office, travel and other expenses for general corporate functions.
(12)

Includes consulting fees for independent Scientific Advisory Board Members; Dr. Gabriel Lopez-Berestein and Dr. Anil Sood; two new independent directors; and specialized consultants to advise on manufacturing, development, medical affairs and regulatory filings.

(13)	Public company expense includes an estimate for the cost of audit, proxy/other SEC filings and corporate legal functions.
(14)	Reserve for additional, unplanned expenses of operation and for additional new products.

Activities During the Initial Twelve Months of Operation Post Closing of the Merger

The plan of operation for the initial twelve month period after the closing of the Merger focuses on taking actions to initiate programs that are necessary to achieve the following three key milestones:

1)	conduct a Phase I clinical trial of Bio-Path’s lead drug BP-100-1.01, which if successful, will validate Bio-Path’s liposomal delivery technology for nucleic acid drug products including siRNA
2)	perform necessary pre-clinical studies in Bio-Path’s lead liposomal siRNA drug candidate to enable the filing of an Investigational New Drug (”IND") for a Phase I clinical trial
3)	out-license (non-exclusively) Bio-Path’s delivery technology for either antisense or siRNA to a pharmaceutical partner to speed development of applications of Bio-Path’s technology.

These milestones are fundable with the $3,579,400 in gross funding proceeds from three funding rounds that were completed prior to the closing of the Merger. As noted previously, net proceeds from these fund raising activities provided $3,131,460 in net proceeds to the Company after commissions and legal expenses.

In addition to activities to accomplish the above milestones, the Company also expects to raise an additional $11,420,600 in funds during the initial twelve month period after the closing of the Merger to complete its $15 million fund raising program. Net proceeds, after commissions and legal expense for such fund raising activities, are expected to be $10,406,952. The Company currently anticipates that it would complete such funding approximately six months after the closing of the Merger.

Assuming Bio-Path has successfully completed raising $15,000,000 in gross funding, the Company expects to spend $3,820,000 during the initial twelve month period following the closing of the Merger. This amount excludes payment of any fund raising commissions and legal expenses. Bio-Path’s twelve month plan of operation after the closing of the Merger includes initiation of Phase I clinical trials in three of the Company’s neutral lipid delivery cancer drugs. Bio-Path has budgeted $150,000 during this time period for final pre-clinical testing and filing an (“IND”) for BP-100-2.01, the Company’s first siRNA drug. Management plans to file an IND for BP-100-1.01, Bio-Path’s first antisense drug. Upon approval of the BP-100.1.01 IND, Management expects to spend $1,300,000 during the first twelve months to initiate the Phase I clinical trial in BP-100-1.01 for treatment of Chronic Myelogenous Leukemia, including purchasing the quantity of BP-100-1.01 drug required for the testing in humans. Management has budgeted $500,000 during the initial twelve months after closing of the Merger to initiate a Phase I clinical trial in BP-100-2.01 for treatment of ovarian cancer, including drug acquisition cost. The third drug for clinical development during the initial twelve month period after closing of the Merger is expected to be BP-100-1.02. Management has budgeted $500,000 to initiate a Phase I clinical trial in BP-100-1.02 for treatment of non-Hodgkins lymphoma, including drug acquisition cost, which is expected to commence after the Company has received approval of an IND for BP-100-1.02.

Management has budgeted several payments to be made to M.D. Anderson pursuant to the Company’s two exclusive licenses, including $50,000 in maintenance fees, $100,000 to reimburse M.D. Anderson for past patent costs and $70,000 for new patent costs expected to be incurred during this timeframe. The budget for management and administration during the initial twelve month period after closing of the Merger is $500,000. This includes salaries, office, travel and other office expenses needed to carryout the Company’s plan. Currently there are two employees of Bio-Path including a President and CEO and Vice President, Corporate Development. The Company’s business model relies heavily on use of outside consultants to perform the specialized tasks of drug development and regulatory approvals. However, after the Company completes a $11,420,000 fund raising program targeted for six months after the closing of the Merger, Management intends to hire a Program Manager and an Office Manager. Management has budgeted $100,000 to be paid to consultants during the initial twelve months after the closing of the Merger, including payments to drug development, regulatory, licensing and clinical consultants, and members of the Company’s Scientific Advisory Board. Management has budgeted $70,000 for auditors and lawyers needed for public company filings. Finally, Management has budgeted $280,000 as a reserve for unplanned expenses and new drug opportunities.

If Bio-Path does not complete the planned $11,420,600 financing during the initial twelve months of operation after the closing of the Merger, spending will be limited to $2,345,000. Initiation of clinical trials for Bio-Path drugs BP-100-2.01 and BP-100-1.02 will be delayed until additional capital is raised, although INDs will be filed for each drug. Delaying these two clinical trials from the entire twelve month period following the closing of the Merger will defer $1,000,000 in spending until additional funding is obtained. In addition, the hiring of two additional employees will be deferred until additional funding is obtained, reducing spending for general and administrative expenses by $70,000 during this time period from the full funding plan of operation. In addition, costs to prepare and file an IND for BP-100-2.01 will be postponed deferring $75,000, consulting costs will be delayed deferring $50,000 and reserves totaling $280,000 will be eliminated.

The specific activities and budget estimates discussed above are based on current information available. However, the amount of funds actually spent on specific projects or the priorities of which projects are actually undertaken may change as new information becomes available in the future.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles (”GAAP”) in the United States has required the management of Bio-Path to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. Bio-Path considers its critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•	Management has to make estimates and assumptions that affect the amount reported in Bio-Path’s financial statements and the accompanying notes. Actual results could differ from the estimates.
•

Bio-Path follows the guidelines in Statement of Financial Accounting Standards No. 2 Accounting for Research and Development Costs. Expenditures, including equipment used in research and development, are expensed as incurred.

•

Management relies on historical experience, legal advice and on assumptions believed to be reasonable under the circumstances in making its judgment and estimates. Actual results could differ materially from those estimates.

Results of Operations

As stated above, Bio-Path was formed in May 2007 and has conducted limited activities and has generated no revenues from operations.

Liquidity and Capital Resources

As stated above, Bio-Path was formed in May 2007 and has conducted formation and capitalization activities. At September 30, 2007, Bio-Path had cash of $1,504,527. Cash used in operations  since its formation to September 30, 2007 totaled $176,444. For fiscal year ending December 31, 2007, we believe that our available cash will be sufficient to fund our liquidity and capital expenditure requirements during fiscal year 2008.

No cash was provided by operating activities from the period of inception to September 30, 2007. Net cash provided by financing activities was $1,730,971 during the period from inception through September 30, 2007.

Off-Balance Sheet Arrangements

Bio-Path has no off-balance sheet arrangements.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles (”GAAP”) in the United States has required the management of Bio-Path to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. Bio-Path considers its critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•	Management has to make estimates and assumptions that affect the amount reported in Bio-Path’s financial statements and the accompanying notes. Actual results could differ from the estimates.
•

Bio-Path follows the guidelines in Statement of Financial Accounting Standards No. 2 Accounting for Research and Development Costs. Expenditures, including equipment used in research and development, are expensed as incurred.

•

Management relies on historical experience, legal advice and on assumptions believed to be reasonable under the circumstances in making its judgment and estimates. Actual results could differ materially from those estimates.

Results of Operations

As stated above, Bio-Path was formed in May 2007 and has conducted limited activities and has generated no revenues from operations.

Liquidity and Capital Resources

As stated above, Bio-Path was formed in May 2007 and has conducted formation and capitalization activities. At September 30, 2007, Bio-Path had cash of $1,504,527. Cash used in operations  since its formation to September 30, 2007 totaled $176,444. For fiscal year ending December 31, 2007, we believe that our available cash will be sufficient to fund our liquidity and capital expenditure requirements during fiscal year 2008.

No cash was provided by operating activities from the period of inception to September 30, 2007. Net cash provided by financing activities was $1,730,971 during the period from inception through September 30, 2007.

Off-Balance Sheet Arrangements

Bio-Path has no off-balance sheet arrangements.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock beneficially owned by:

•	those persons or groups known to us to currently beneficially own more than 5% of our common stock

•	each current director or executive officer of the Company, and

•	all current directors and officers (as a group).

This information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including shares in the table below does not, however, constitute an admission that the named shareholder (or other beneficial owner) is a direct or indirect beneficial owner of those shares.

Except as indicated below, the individuals and entities listed below possess sole voting and investment power with respect to their shares. Except as otherwise provided, the business address of the individuals and entities listed below is 3293 Harrison Boulevard, Suite 230, Ogden, UT 84403.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class

Peter Nielsen(2) (3)	5,164,434	12.4%
Douglas P. Morris(2) (4)	1,959,052	4.7%
Dr. Tom Garrison(2) (5)	1,361,552	3.3%
MD Anderson Mark Scharmann(6)	3,138,889 1,559,052	7.5% 3.7%
Hyacinth Resources(7)	732,500	1.8%
Tom Fry	5,333,334	12.8%
Sycamore Ventures(8)	5,164,434	12.4%

Total Shares Issued	41,623,580	100%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes general voting power or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the applicable record date, are deemed outstanding for computing the beneficial ownership percentage of the person holding such options or warrants but are not deemed outstanding for computing the beneficial ownership percentage of any other person.

(2)	These persons will be the officers and directors of Ogden Golf after the Merger.

(3)	Mr. Nielsen will be the CEO/President and Chairman of Ogden Golf after the Merger. His shares vest in monthly installments.

(4)

Mr. Morris will be an officer and director of Ogden Golf after the Merger. The number of shares attributed to Mr. Morris after the Merger include (i) 732,500 shares owned by Hyacinth Resources, (ii) and 1,226,552 Shares attributed to his 23.75% interest in Sycamore Ventures, LLC, Series 2.

(5)

Dr. Garrison will be a director of Ogden Golf after the Merger. The number of shares attributed to Dr. Garrison after the Merger include (i) 10,000 shares he currently owns of Ogden Golf; (ii) 125,000 shares he purchased after December 1, 2007; and (ii) 1,226,552 shares attributed to his 23.75% interest in Sycamore Ventures, LLC, Series 2.

(6)

The shares attributed to Mr. Scharmann before the Merger include (i) 280,000 shares of common stock owned by Scharmann; and (ii) 52,500 shares owned of record by Roycemore Corporation, an affiliate of Mr. Scharmann. Mr. Scharmann is an officer, director, and shareholder of Roycemore Corporation. Apart from Mr. Scharmann’s involvement in both Ogden Golf and Roycemore Corporation, there is no affiliation between Ogden Golf and Roycemore Corporation. The shares attributed to Mr. Scharmann after the Merger include (i) the 332,500 shares of Ogden Golf as above noted; and (ii) 1,226,522 shares attributed to his 23.75% interest in Sycamore Ventures, LLC, Series 2.

(7)

Hyacinth Resources is owned by Mr. Douglas P. Morris. Mr. Morris is a former officer and director of Ogden Golf. Mr. Morris is an officer and director of Bio-Path and will be an officer and director of Ogden Golf after the Merger.

(8)

Sycamore Ventures, LLC, Series 2 is a Utah limited liability company owned by Douglas P. Morris (23.75%); Dr. Tom Garrison (23.75%); Mark Scharmann (23.75%); Lori Hanley (23.75%); and David Knudson (5%). The shares listed as being owned by Mr. Morris and Dr. Garrison following the close of the Merger, includes shares owned of record by Sycamore Ventures, LLC, Series 2.

Management and Certain Security Holders

At the effective time of the Merger, the Company’s board of directors was reconstituted by the appointment of Christopher Larson, Robert W. Moberly, James Mandel, John H. Klassen IV and Mark Houlton as directors, and the resignation of Donald Miller from his role as a director of the Company. The following table sets forth the name and position of each of the Company’s directors and executive officers after the Merger.

Name Peter Nielsen	Age 58	Positions Chief Executive Officer/President/ Chief Financial Officer/Treasurer/ Chairman of the Board and Director

Douglas P. Morris	52	Vice President of Corporate Development Secretary/Director
Dr. Thomas Garrison	50	Director

The biographies of those individuals currently serving as directors and executive officers of the Company are set forth below:

Peter Nielsen, CEO is a co-founder of Bio-Path, serving as its Chief Executive Officer, President and Chief Financial Officer/Treasurer and Chairman of the Board of Directors. Mr. Nielsen has developed a close working relationship over the last five years with key individuals at MD Anderson and suppliers. Mr. Nielsen has a broad management background in senior management, leading turnarounds of several large companies. He also has experience in finance, product development, cost and investment analysis, manufacturing and planning. He has also worked with several other biotech companies developing and executing on strategies for growth and is currently a Director of Synthecon, Inc., a manufacturer of 3D bioreactors. Prior to joining Bio-Path, Mr. Nielsen served as Chief Financial Officer of Omni Energy Services Corp., a NASDAQ traded energy Services Company. Mr. Nielsen was a Lieutenant in the U.S. Naval Nuclear Power program where he was Director of the Physics Dept. and was employed at Ford Motor Company in product development. He holds engineering and M.B.A. finance degrees from the University of California-Berkeley.

Douglas P. Morris is a co-founder of Bio-Path serving as its Vice President of Corporate Development, Secretary and a Director. Since 1993, Mr. Morris has been an officer and director of Celtic Investment, Inc., a financial services company. Celtic Investment owns Celtic Bank, an FDIC insured industrial loan company chartered under the laws of the State of Utah. Since 1990, Mr. Morris owns and operates Hyacinth Resources, LLC (“Hyacinth”). Hyacinth is a privately held business consulting firm. Hyacinth consults with privately held and publicly held corporations relating to management, merger and acquisitions, debt and equity financing, capital market access, and market support for publicly traded securities. Hyacinth also holds investments purchased by Mr. Morris. Mr. Morris has recently formed Sycamore Ventures, LLC, a privately-held consulting firm. Mr. Morris has a BA from Brigham Young University and a Masters in Public Administration from the University of Southern California.

Dr. Thomas Garrison is a practicing medical doctor with over twenty years experience in the clinical medical field with extensive administration responsibilities. He isresidency trained and board certified in emergency medicine. He has extensive experience in high-acuity, high-volume emergency departments with large trauma referral bases. He continues to be Chief or Chair person over hospital Emergency Departments and has co-authored several textbooks on emergency medicine. In addition to his professional medical career, he has been involved in a number of successful entrepreneurial pursuits. He is currently involved inAdvanced Laser Clinics, Inc. –serving as Corporate Medical Director for this growing national company. He is responsible for medical oversight, written policies, regulatory input, equipment selection, pharmaceuticals, training and other medically relevant issues. He received his Doctor of Medicine/ Uniformed Services University of the Health Sciences / Bethesda, Maryland in 1982, and his Bachelor of Science; Chemistry Major, Engineering Minorfrom the University of Utah in 1978.

Executive Compensation

Summary of Compensation Matters Relating to the Company Prior to the Merger

During the fiscal year ended June 30, 2005, 2006 and 2007, the Company did not compensate its chief executive officer. In fiscal year 2005 and 2006, the Company paid Paul Larsen, a director of the Company, $35,000 per year for his services in running the Company’s retail operation. In fiscal year 2007, the Company paid Mr. Larson a total of $25,752 for services rendered.

In December 2007, the Company’s Board of Directors approved a resolution whereby the Company’s pre-merger president, Mark Scharmann, will be compensated with a $200,000 payment for his contributions to the Company during the last five years.

There were no grants of stock options made to any officer or director of Ogden Golf during the fiscal year ended June 30, 2007. No stock options or stock appreciation rights were owned by officers and directors of Ogden Golf at June 30, 2007, the end of our last fiscal year.

Prior to the Merger, we did not compensate our directors for director services to the Company. Prior to the Merger, we had no written employment agreements with our management.

Compensation Matters Relating to Bio-Path

Bio-Path was formed in May 2007 and has conducted limited operations. Bio-Path has entered into employment agreements with its Chief Executive Officer, Peter Nielsen and its Vice President of Corporate Development, Douglas P. Morris, dated May 1, 2007. The employment agreement for Mr. Nielsen provides for a base salary of $200,000. The employment agreement for Mr. Morris provides for a base salary of $120,000. Copies of the Employment Agreements are attached as Exhibits to this Form 8-K.

At the date of the Merger, Bio-Path did not have any options for the purchase of its securities outstanding, and had not during the prior fiscal year issue any options for the purchase of its securities.

Currently, directors receive no compensation pursuant to any standard arrangement for their services as directors. Nevertheless, we may in the future determine to provide our directors with some form of compensation, either cash or options or contractually restricted securities.

Pre-Merger Company Transactions and Relationships

In connection with our formation, Paul Larsen, a director of Ogden Golf and president and director of Ogden Golf subsidiary, purchased the assets of an existing retail golf shop from an unrelated third party through a combination of bank debt and personal funds. We acquired the assets totaling $188,517 and assumed liabilities totaling $142,047 in exchange for issuing Mr. Larsen 500,000 shares of our common stock.

In 2001, the Company loaned $12,480 to Paul Larsen, our then president and currently a director of Ogden Golf and president and director of Ogden Golf subsidiary. Such loan was due September 30, 2004 but had been extended to December 31, 2005. No interest accrued on such loan prior to April 1, 2004 but interest accrues from and after April 1, 2004 at the rate of five percent per annum. The loan is unsecured. The balance of this loan as of September 30, 2007 was $28,077. Paul Larsen, a director of Ogden Golf and president and director of Ogden Golf subsidiary, personally guaranteed our loan from Barnes Bank. The loan was repaid upon the sale of our building.

Hyacinth Resources, Inc., an affiliate of Douglas P. Morris, a former director and officer of the Company, purchased 70,000 shares of our Series A Preferred Stock from us for $14,000. The 70,000 shares of Series A Preferred Stock were converted into 700,000 shares of our common stock.

Mark A. Scharmann, the president and director of the Company, purchased 20,000 shares of our Series A Preferred Stock from us for $4,000. The 20,000 shares of Series A Preferred Stock were converted into 200,000 shares of our common stock.

In December 2007, he Company agreed to give its president, Mark Scharmann a bonus of $200,000.

Officers and stockholders of Ogden Golf have made loans to Ogden Golf. Each of these loans was payable on demand and bore interest at 10% per annum and is unsecured. All of such loans have been repaid.

Bio-Path Transactions and Relationships

The initial shareholders purchased 5,755,994 shares of Bio-Path common stock at a price of $0.001 per share. Bio-Path later issued 3,975,000 shares at the price of $.25 per share. Bio-Path later issued 1,333,334 shares at the price of $.75 per share.

Bio-Path’s CEO, Peter Nielsen’s shares vest in 36 equal monthly installments. If Bio-Path terminates Nielsen’s employment without cause prior to the first anniversary date of the purchase of the shares, then one-third (1/3) of his shares shall vest and all of his unvested shares shall be cancelled. If Bio-Path terminates Nielsen’s employment without cause after the first anniversary date of the Closing of this Agreement, then all of the vested Shares owned by Nielsen shall remain vested and one-third (1/3) of the unvested Shares shall immediately vest. In the event Nielsen’s employment is terminated by Bio-Path, Bio-Path shall have the option to purchase all of Nielsen’s Vested Shares at the higher of (i) twenty-five cents per share or (ii) the Fair Market Value as of the date of termination of employment.

As part of Bio-Path’s license agreements with MD Anderson, it issued MD Anderson, or its designees, approximately 3,138,889 shares of Bio-Path common stock. In addition, MD Anderson researchers purchased 750,000 shares of Bio-Path common stock at par value. The Bio-Path shares issued to MD Anderson and the researchers total 3,888,889.

Sycamore Ventures, LLC, Series 2 owns 2,339,181 shares of Bio-Path. The owners of Sycamore Ventures, LLC, Series 2 include Douglas P. Morris, Dr. Tom Garrison, Mark Scharmann (the president of Ogden Golf), David Knudson (a shareholder of Ogden Golf) and Lori Hanley, a shareholder of Ogden Golf and the wife of Pat Hanley who is a broker at ACAP Financial, the Placement Agent.

Description of Securities

We are authorized to issue up to 200,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value. As of February 14th 2008, there were 41,623,580 shares of our common stock issued and outstanding and no shares of preferred stock issued or outstanding. The following is a summary of the material rights and privileges of our common stock and preferred stock.

Common Stock

Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefrom, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and nonassessable.

Preferred Stock

Our Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board. The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock. The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

Although we have no present intent to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

Our common stock is quoted on the OTC “Pink Sheets” under the symbol “OGDG”. There has only been limited trading in our common stock. The prices reported below reflect inter-dealer prices and are without adjustments for retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

	High Bid	Low Bid
Fiscal Year Ended June 30, 2006

First Fiscal Quarter	N/A	N/A
Second Fiscal Quarter	$.50	$.50
Third Fiscal Quarter	$.65	$.50
Fourth Fiscal Quarter	$.55	$.55

Fiscal Year Ended June 30, 2007

First Fiscal Quarter	$.55	$.55
Second Fiscal Quarter	$.75	$.55
Third Fiscal Quarter	$.90	$.61
Fourth Fiscal Quarter	$.61	$.35

Fiscal Year Ended June 30, 2008

First Fiscal Quarter	$.50	$.35
Second Quarter	$.90	$.50
Third Quarter	$.92	$.87
(Through January 31, 008)

Holders

As of February 14th, 2008 there were 41,623,580 shares of common stock outstanding and approximately 150 stockholders of record.

Transfer Agent and Registrar

Our transfer agent is Fidelity Transfer Company, 8915 South 700 East, Suite 102, Sandy, UT 84070; telephone (801) 562-1300.

Dividend Policy

Ogden Golf has not paid any cash dividends on its common stock to date and does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be contingent upon revenues and earnings, if any, capital requirements, and our general financial condition. The payment of any dividends will be within the discretion of the then Board of Directors. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the business operations. Accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Warrants, Options and Convertible Debt

Currently, there are outstanding options and warrants to purchase shares of the Company’s common stock. Information about outstanding options and warrants is as follows:

Holder	Shares Underlying Option/Warrant	Exercise Price	Expiration Date
ACAP Financial, Inc.	40,000	$0.83	April 14, 2010

Recent Sales of Unregistered Securities

For sales of unregistered securities made by Ogden Golf, Inc. during the three-year period prior to the Merger, please refer to our quarterly reports and annual reports on Form 10-KSB, and all of such disclosures are hereby incorporated herein by this reference.

The following summarizes all sales of unregistered securities by the Bio-Path during the same three-year period:

BIO-PATH HOLDINGS, INC.
SHAREHOLDERS AS OF FEBRUARY 15, 2008

Reference: Merger exchange ratio:
2.20779528
	Pre Merger	Post Merger	Post Merger
Name	Shares	Shares	Shares Rounded

ACAP Financial, Inc.	609,803	1,346,320	1,346,321
All World Consortium	500,000	1,103,898	1,103,898
Bailey, Dr. Chris	400,000	883,118	883,119
Berestein, Dr. Gabriel H. Lopez-	500,000	1,103,898	1,103,898
Berger Eneterprises	200,000	441,559	441,560
Bonanne, Thomas J. TTEE	10,000	22,078	22,078
Brick & Mortar Investments	1,200,000	2,649,354	2,649,355
Brick and Mortar, LLC	1,333,334	2,943,729	2,943,729
Tom Fry, Managing Member
Cearley, Larry & Sherri	40,000	88,312	88,312
Cobb IV Family Trust	50,000	110,390	110,390
David William Pew Revocable Trust	100,000	220,780	220,780
DSP Investments	150,000	331,169	331,170
Debbie Paulsen McCrae, Managing Mem.
Frisk, Rick	80,000	176,624	176,624
Garrison, Dr. Thomas	50,000	110,390	110,390
Gately, Jay	40,000	88,312	88,312
Halm, Anthony	25,000	55,195	55,195
Harlin, William P. Jr.	20,000	44,156	44,156
Helbach, Morris	15,000	33,117	33,117
Jerry Harley	60,280	133,086	133,086
Hellwig Family Trust	25,000	55,195	55,195
William Hellwig, Managing Member
Hoellein, James C.	100,000	220,780	220,780
Holmdahl, Mike	25,000	55,195	55,195
Hunt, David	200,000	441,559	441,560
Investment Source, INC.	30,000	66,234	66,234
Doug Steiner, Managing Member
King, Gordon	100,000	220,780	220,780
Kings View, LLC	275,000	607,144	607,144
KSM LLC	200,000	441,559	441,560
Janes, Kevin	40,000	88,312	88,312
John Paulsen Family Trust	200,000	441,559	441,560
John Paulsen, Managing Member

Kissee, Charles N.	100,000	220,780	220,780
Lagius, Robert Dale	40,000	88,312	88,312
Lesueur, Larry	15,000	33,117	33,117
MD Anderson Cancer Center	3,138,889	6,930,024	6,930,025
McCrae, Gary & Debbie	50,000	110,390	110,390
Morgan, Richard Creighton Jr.	200,000	441,559	441,560
Nielsen, Peter	2,339,181	5,164,433	5,164,433
Northcliff Consulting, LLC	25,000	55,195	55,195
Bud Headman, Managing Mem.
Otteson Financial	80,000	176,624	176,624
Parnow LLC	400,000	883,118	883,119
Penny Family LP	50,000	110,390	110,390
Jane M. Kim, Managing Member
Progressive Investment Properties, LLC	50,000	110,390	110,390
Mark Dye, Managing Member
Roberts, Jim	40,000	88,312	88,312
Roberts, Jim	80,000	176,624	176,624
Roberts, Linda Ann	20,000	44,156	44,156
Roberts, Linda Ann	20,000	44,156	44,156
Schneider, Janette	40,000	88,312	88,312
Schneider, Mark N.	100,000	220,780	220,780
Sood, Dr. Anil K.	192,308	424,577	424,577
Sutila, Monique	83,400	184,130	184,131
Swarup, Monte & Mona	50,000	110,390	110,390
Sycamore Ventures, LLC, Series 2	2,339,181	5,164,433	5,164,433
Sylvester, Kimberlee	18,220	40,226	40,227
Tari, Dr. Ana Maria	57,692	127,372	127,373
Uinta Equlity Partners, LLC	665,132	1,468,475	1,468,476
Robert Beatty, Managing Mem.
Vetcro, Michael Family Trust	200,000	441,559	441,560
Vesper 21 Family LP	50,000	110,390	110,390
Renata Lee, Managing Member
Wheeler, Dr. Michael & Lisa	50,000	110,390	110,390
Willetta Cold Storage	100,000	220,780	220,780
Norm King, Managing Member
Windmill Palm Family LP	50,000	110,390	110,390
David Kim, Managing Member
TOTAL	17,222,420	38,023,578	38,023,602

Indemnification of Directors and Officers

Section 16-10a-903 of the Utah Revised Business Corporation Act provides that a Utah business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Under the Utah Revised Business Corporation Act, the term “proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company. Section 16-10a-903 contains detailed terms regarding such right of indemnification and reference is hereby made thereto for a complete statement of such indemnification rights.

The Company’s articles of incorporation, as amended, and its corporate bylaws provide that each Company director, past or present, shall be indemnified by the Company in accordance with, and to the extent permissible by, applicable Utah law. Specifically, Company directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for: (i) any breach of the director’s duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith, or which involve intentional misconduct, or a knowing violation of law; (iii) corporate distributions which are in contravention of restrictions in the Utah Revised Business Corporation Act, the Company’s articles of incorporation or the Company’s bylaws, or any agreement to which the Company is a party; (iv) violations of Utah securities laws; (v) any transaction from which the director derives an improper personal benefit; or (vi) any act or omission occurring prior to the effective date of the provisions in the Company’s articles of incorporation eliminating or limiting director liability. These provisions in our articles of incorporation will generally not limit liability under state or federal securities laws.

The Company’s corporate bylaws provide that the Company may indemnify officers, employees and agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised by its counsel that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

Adoption of 2007 Stock Incentive Plan

As a condition to the Closing of the Merger, the Company adopted a Stock Incentive Plan (“2007 Stock Incentive Plan”) that can be used following the Closing of the Merger.

The Board of Directors believes that the adoption and approval of a long-term stock incentive plan will facilitate the continued use of long-term equity-based incentives and rewards for the foreseeable future and is in the best interests of the Company. Shareholder approval   of the 2007 Stock  Incentive Plan was obtained, among

other reasons, to ensure the tax deductibility by the Company of awards under the 2007 Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code. The Majority Shareholders have approved the 2007 Stock Incentive Plan.

The material features of the 2007 Stock Incentive Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the 2007 Stock Incentive Plan, the full text of which is set forth as Exhibit 10.3 to this Form 8-K.

Administration

The 2007 Stock Incentive Plan is administered by a Committee of the Board of Directors of the Company. We anticipate that initially, the Committee will be the outside (non-employee) Directors of the Company. The Committee will have the authority to determine, within the limits of the express provisions of the 2007 Stock Incentive Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. With respect to employees who are not subject to Section 16 of the Exchange Act, the Committee may delegate its authority under the 2007 Stock Incentive Plan to one or more officers or employees of the Company. To the extent not otherwise provided for under the Company's Articles of Incorporation, as amended, and By-laws, as amended, members of the Committee are entitled to be indemnified by the Company with respect to claims relating to their actions in the administration of the 2007 Stock Incentive Plan, except in the case of willful misconduct. Subject to the provisions of the 2007 Stock Incentive Plan, any power, authority or discretion granted to the Committee may also be taken by the Board of Directors of the Company.

Types of Awards

Awards under the 2007 Stock Incentive Plan may include nonqualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted shares of common stock, restricted units and performance awards.

Stock Options. The Committee may grant to a participant incentive stock options, options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Committee. Incentive stock option grants shall be made in accordance with Section 422 of the Internal Revenue Code.

The exercise price for stock options will be determined by the Committee in its discretion, but may not be less than 100% of the fair market value of one share of the Company's common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted.

Stock options must be exercised within a period fixed by the Committee that may not exceed seven years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise period may not exceed five years. The 2007 Stock Incentive Plan provides for earlier termination of stock options upon the participant’s termination of employment, unless extended by the Committee, but in no event may the options be exercised after the scheduled expiration date of the options.

At the Committee’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of the Company's common stock held by the participant for at least six months (or such other shares of common stock as the Committee may permit), a combination of cash and shares of stock or in any other form of consideration acceptable to the Committee (including one or more “cashless” exercise forms).

Stock Appreciation Rights. SARs may be granted by the Committee to a participant either separate from or in tandem with non-qualified stock options or incentive stock options. SARs may be granted at the time of the stock option grant or, with respect to non-qualified stock options, at any time prior to the exercise of the stock option. A SAR entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, multiplied by (ii) the number of shares of common stock with respect to which the SAR is exercised.

The exercise price of a SAR is determined by the Committee, but in the case of SARs granted in tandem with stock options, may not be less than the exercise price of the related stock option. Upon exercise of a SAR, payment will be made in cash or shares of common stock, or a combination thereof, as determined by the Committee. The exercise price for a SAR will be determined by the Committee in its discretion, but may not be less than 100% of the fair market value of one share of the Company's common stock on the date when the SAR is granted. SARs must be exercised within a period fixed by the Compensation Committee that may not exceed ten years from the date of grant.

Restricted Shares and Restricted Units. The Committee may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period.

The Committee also may award to a participant units representing the right to receive shares of common stock in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives (“restricted units”). The terms and conditions of restricted share and restricted unit awards are determined by the Committee.

For participants who are subject to Section 162(m) of the Internal Revenue Code, the performance targets described in the preceding two paragraphs may be established by the Committee, in its discretion, based on one or more of the following measures: revenue; net revenue; revenue growth; net revenue growth; EBITDA; adjusted EBITDA; funds from operations; funds from operations per share; operating income (loss); operating income growth; operating cash flow; adjusted operating cash flow; return on income; net income; net income growth; pre- or after-tax income (loss); cash available for distribution; cash available for distribution per share; cash and/or cash equivalents available for operations; net earnings (loss); earnings (loss) per share; earnings per share growth; return on equity; return on assets; share price performance (based on historical performance or in relation to selected organizations or indices); total shareholder return; total shareholder return growth; economic value added; improvement in cash-flow (before or after tax); successful capital raises; and confidential business unit objectives (the “Performance Goals”).

The above terms shall have the same meaning as in the Company's financial statements, or if the terms are not used in the Company's financial statements, as applied pursuant to generally accepted accounting principles, or as used in the industry, as applicable.

Performance Awards. The Committee may grant performance awards to participants under such terms and conditions as the Committee deems appropriate. A performance award entitles a participant to receive a payment from the Company, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of common stock, stock units or a combination thereof, as determined by the Committee.

Award periods will be established at the discretion of the Committee. The performance targets will also be determined by the Committee. With respect to participants subject to Section 162(m) of the Internal Revenue Code, the applicable performance targets shall be established, in the Compensation Committee’s discretion, based on one or more of the Performance Goals described under the section titled “Restricted Shares and Restricted Units.” To the extent that a participant is not subject to Section 162(m) of the Internal Revenue Code, when circumstances occur that cause predetermined performance targets to be an inappropriate measure of achievement, the Committee, in its discretion, may adjust the performance targets.

Eligibility and Limitation on Awards

The Committee may grant awards to any officer, employee, director, consultant, independent contractor or advisor of the Company or its affiliates. In any calendar year, no participant may receive awards for more than 500,000 shares of the Company’s common stock.

Awards Granted Under the 2007 Stock Incentive Plan

As of the date hereof, no specific awards have been granted or are contemplated under the 2007 Stock Incentive Plan.

Shares Subject to the 2007 Stock Incentive Plan

If the Shareholders approve the 2007 Stock Incentive Plan, an aggregate of 7,000,000 shares of common stock would be reserved for issuance and available for awards under the 2007 Stock Incentive Plan, subject to an automatic annual increase equal to 10% of the total number of shares of the Company's common stock then outstanding (the “Annual Share Increase”). No more than 4,500,000 of the total shares of common stock available for issuance under the 2007 Stock Incentive Plan may be granted in the form of restricted shares, restricted units or performance awards, subject to an automatic annual increase, beginning with January in year 2009 and continuing through January in year 2017, equal to 64% of the total number of shares of the Company's common stock increased pursuant to the Annual Share Increase. Shares of common stock not actually issued (as a result, for example, of the lapse of an option) are available for subsequent additional grants. Shares surrendered to or withheld by the Company in payment or satisfaction of the exercise price of a stock option or tax withholding obligation with respect to an award may be the subject of a new award under the 2007 Stock Incentive Plan. Shares to be issued or purchased under the 2007 Stock Incentive Plan may be either authorized but unissued common stock or treasury shares.

Shares issued with respect to awards assumed by the Company in connection with acquisitions do not count against the total number of shares available under the 2007 Stock Incentive Plan. Shares of common stock not actually issued (as a result, for example, of the lapse of an option) are available for additional grants. Shares surrendered to or withheld by the Company in payment or satisfaction of the exercise price of a stock option or tax withholding obligation with respect to an award may be the subject of a new award under the 2007 Stock Incentive Plan. Shares to  be issued  or purchased  under the 2007 Stock  Incentive Plan may be either authorized but unissued common stock or treasury shares. Shares issued with respect to awards assumed by the Company in connection with acquisitions do not count against the total number of shares available under the 2007 Stock Incentive Plan.

Anti-Dilution Protection

In the event of any changes in the capital structure of the Company, including a change resulting from a stock dividend or stock split, or combination or reclassification of shares, the Board of Directors is empowered to make such equitable adjustments with respect to awards or any provisions of the 2007 Stock Incentive Plan as it deems necessary and appropriate, including, if necessary, any adjustments in the maximum number of shares of common stock subject to the 2007 Stock Incentive Plan, the number of shares of common stock subject to and the exercise price of an outstanding award, or the maximum number of shares that may be subject to one or more awards granted to any one recipient during a calendar year.

Amendment and Termination

The Board of Directors may at any time amend or terminate the 2007 Stock Incentive Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards theretofore made under the 2007 Stock Incentive Plan without the consent of the recipient. No awards may be made under the 2007 Stock Incentive Plan after the tenth anniversary of its effective date. Certain provisions of the 2007 Stock Incentive Plan relating to performance-based awards under Section 162(m) of the Internal Revenue Code will expire on the fifth anniversary of the effective date.

Federal Income Tax Consequences

The federal income tax consequences of the issuance and/or exercise of awards under the 2007 Stock Incentive Plan are as described below. The following information is only a summary of the tax consequences of the awards, and recipients should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities.

Incentive Stock Options. The 2007 Stock Incentive Plan qualifies as an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code. A recipient who is granted an incentive stock option will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the incentive stock option. If the recipient disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the transfer of the shares to the recipient (the required statutory “holding period”), (a) the recipient will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (b) the Company will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the option price, and (ii) the gain on the sale. The Company will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the recipient. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes.

Nonqualified Stock Options. The recipient of a nonqualified stock option under the 2007 Stock Incentive Plan will not recognize any income for federal income tax purposes on the grant of the option.

Generally, on the exercise of the option, the recipient will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. The Company generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the recipient. Upon disposition of the shares purchased pursuant to the stock option, the recipient will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount previously recognized by the recipient as ordinary income.

Stock Appreciation Rights.A recipient who is granted stock appreciation rights will normally not recognize any taxable income on the receipt of the SARs. Upon the exercise of a SAR, (a) the recipient will recognize ordinary income equal to the amount received (the increase in the fair market value of one share of the Company's common stock from the date of grant of the SAR to the date of exercise); and (b) the Company will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the recipient.

Restricted Shares. A recipient will not be taxed at the date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the recipient, within 30 days after transfer of such restricted shares to the recipient, elects under Section 83(b) of the Internal Revenue Code to include in income the fair market value of the restricted shares as of the date of such transfer. The Company will be entitled to a corresponding deduction. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer). Dividends received by a recipient during the restricted period will be taxable to the recipient at ordinary income tax rates and will be deductible by the Company unless the recipient has elected to be taxed on the fair market value of the restricted shares upon transfer, in which case they will thereafter be taxable to the employee as dividends and will not be deductible by the Company.

Restricted Units. A participant will normally not recognize taxable income upon an award of restricted units, and the Company will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the issuance of the earned shares, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock received and the Company will be entitled to a deduction in the same amount.

Performance Awards. Normally, a participant will not recognize taxable income upon the grant of performance awards. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant. The Company also will then be entitled to a deduction in the same amount.

Effective Date

The 2007 Stock Incentive Plan was effective immediately on the date of its approval by the Shareholders of the Company.

Item 3.02.	Unregistered Sales of Equity Securities.

As disclosed under Item 2.01 above, in connection with the Merger the Company issued an aggregate of 38,023,578 shares of its common stock to the former holders of Bio-Path common stock, all of which were unregistered. For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933.

The Company relied on this exemption based on the fact that the Bio-Path Shareholders were either accredited investors or persons who had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment in the Company.

Item 5.01.	Changes in Control of Registrant.

As a result of the Merger Transaction, the former shareholders of Bio-Path, now, as a group, have voting control of the Company. As a result of the Merger Transaction, the Company has elected a new Board of Directors and appointed new officers in place of the former directors and officers of the Company. The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.01.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As a result of the Merger Transaction, all officers and directors of the Company resigned and the following were elected as directors and appointed as officers of the Company:

Peter Neilsen	Chairman, CEO, CFO, President
Douglas P. Morris	Vice President of Corporate Development, Secretary, Director
Dr. Thomas Garrison	Director

The disclosures set forth in Item 2.01 regarding the reconstitution of the Company’s board of directors, and the resignation of the Company’s prior officers and directors, are hereby incorporated by reference into this Item 5.02.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As part of the Merger Transaction, the Company’s Articles of Incorporation were amended to (i) change the Company’s name from Ogden Golf Co. Corporation to Bio-Path Holdings, Inc., and (ii) to increase the number of shares of common stock authorized from 100,000,000 to 200,000,000 and the number of shares of Preferred Stock authorized from 5,000,000 to 10,000,000. In connection with the Merger, the Company’s board of directors determined on February ____, 2008 to change the fiscal year of the Company so that it ends on September 30, corresponding with the fiscal year of Bio-Path. The Company’s report covering the relevant transition period will be filed on Form 10-KSB.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)  Shell Company Transactions. As a result of its acquisition of Bio-Path described in Item 2.01, the registrant is filing Bio-Path’s financial information as Exhibit 99.1 to this current report. As a result of its acquisition of Bio-Path described in Item 2.01, the registrant is also filing certain pro forma financial information, which pro forma financial information is attached as Exhibit 99.1 to this current report.

(d)	Exhibits.

Exhibit	Description
2.1

Agreement and Plan of Merger and Reorganization dated September 27, 2007, by and among Ogden Golf Co. Corporation, a Utah corporation (the registrant), Biopath Acquisition Corp., a Utah corporation and wholly owned subsidiary of the registrant, and Bio-Path, Inc., a Utah corporation (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on September 27, 2007).

3.1	Articles of Merger relating to the merger of Biopath Acquisition Corp. with and into Bio-Path, Inc.
3.2	Articles of Amendment to Articles of Incorporation regarding name change and increase in authorized shares.
10.1	Employment Agreement – Peter Nielsen.
10.2	Employment Agreement – Douglas P. Morris.
10.3	2007 Stock Incentive Plan.
99.1	Financial statements of Bio-Path, Inc. (together with pro forma financial information).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-PATH HOLDINGS, INC.:
(REGISTRANT)

Date: February 18, 2008                                                   By:               /s/ Peter Nielsen

PETER NIELSON, President

EXHIBIT INDEX

2.1

Agreement and Plan of Merger and Reorganization dated September 27, 2007, by and among Ogden Golf Co. Corporation, a Utah corporation (the registrant), Biopath Acquisition Corp., a Utah corporation and wholly owned subsidiary of the registrant, and Bio-Path, Inc., a Utah corporation (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on September 27, 2007).

3.1	Articles of Merger relating to the merger of Biopath Acquisition Corp. with and into Bio-Path, Inc.
3.2	Articles of Amendment to Articles of Incorporation regarding name change and increase in authorized shares.
10.1	Employment Agreement – Peter Nielsen.
10.2	Employment Agreement – Douglas P. Morris.
10.3	2007 Stock Incentive Plan.
99.1	Financial statements of Bio-Path, Inc. (together with pro forma financial information).